Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VALEANT PHARMACEUTICALS INTERNATIONAL,

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.,

STRATOS MERGER CORP.

and

BAUSCH & LOMB HOLDINGS INCORPORATED

Dated as of May 24, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

Schedules

Schedules

Exhibits

None

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 24, 2013, by and among Valeant Pharmaceuticals International, a Delaware corporation (“Parent”), Stratos Merger Corp., a Delaware corporation (“Merger Sub”), and Bausch & Lomb Holdings Incorporated, a Delaware corporation (the “Company”), and, with respect to Section 8.22 and the other provisions of Article VIII related thereto, Valeant Pharmaceuticals International, Inc., a Canadian corporation (“Parent Holdco”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are advisable and fair to, and in the best interests of, the Company and its stockholders;

WHEREAS, the Board of Directors of the Company has adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and declared advisable and in the best interests of Parent and Merger Sub, respectively, this Agreement and the transactions contemplated hereby, including the Merger, and the Board of Directors of Merger Sub has determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of its stockholder; and

WHEREAS, in connection with this Agreement, Parent and certain holders of Company Shares have entered into the Sponsors Agreement of even date herewith.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS, TERMS AND INTERPRETIVE MATTERS

SECTION 1.01. Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

“Acquisition Proposal” means any proposal or offer from any Person (other than Parent and its Affiliates) with respect to any (a) merger, business combination, reorganization, share issuance or share exchange, consolidation or similar transaction pursuant to which equity securities representing a majority of the total voting power of the Company, any of its Subsidiaries or any surviving entity of such transaction, would be held by one or more third parties not previously affiliated with the Company or (b) acquisition or purchase of any material assets of, or any of the equity interests in, the Company or any of its Subsidiaries.

“Additional Cash Amount” shall mean $75,000,000.

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided that (i) “Affiliate” shall not include the portfolio companies of any holders of Company Shares or any Affiliates of such portfolio companies (other than such holders of Company Shares) and (ii) after the Closing, (x) no holder of Company Shares prior to the Closing or Person that would be a Non-Recourse Party of such holder shall be considered an Affiliate of the Company or any Subsidiary of the Company and (y) neither the Company nor any Subsidiary of the Company shall be considered an Affiliate of any holder of Company Shares prior to the Closing or any Person that would be a Non-Recourse Party of such holder.

“Aggregate Option Exercise Price” shall mean the aggregate exercise price of all Options in respect of which a payment is required to be made pursuant to Section 2.08.

“Aggregate Purchase Price” shall mean the Total Enterprise Value, minus the Closing Debt Amount, minus the Company Expenses, minus the Performance Option Payment, plus the Aggregate Option Exercise Price, plus the Company Cash Amount, plus the Additional Cash Amount.

“Agreement” shall have the meaning set forth in the preamble hereto.

“Anticorruption Laws” shall have the meaning set forth in Section 3.20(a).

“Antitrust Laws” shall have the meaning set forth in Section 5.05(c).

“Appraisal Shares” shall have the meaning set forth in Section 2.07(b).

“Bankers’ Fees” shall mean the aggregate amount of fees and expenses payable to the Persons set forth on Schedule 1.01(a) in connection with the transactions contemplated by this Agreement.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York or Montreal, Canada are authorized or obligated by Law or executive order to close.

“Cash Amount” shall have the meaning set forth in Section 2.08.

“Certificate” shall have the meaning set forth in Section 2.12(c).

“Certificate of Merger” shall have the meaning set forth in Section 2.03.

“Cleary Gottlieb” shall have the meaning set forth in Section 8.07.

“Closing” shall have the meaning set forth in Section 2.02.

“Closing Date” shall have the meaning set forth in Section 2.02.

“Closing Debt Amount” shall mean without duplication and as of the Closing (i) all Obligations of the Company and its Subsidiaries in respect of indebtedness for money borrowed and (ii) all Obligations of the Company and its Subsidiaries in respect of interest, fees, prepayment premiums, breakage costs and other similar costs accrued and unpaid with respect to the Obligations referred to in clause (i), in each case other than intercompany Obligations of the Company and its Subsidiaries.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Commitment Letter” shall have the meaning set forth in Section 4.05.

“Common Stock” shall mean the common stock, par value $0.01 per share, of the Company.

“Company” shall have the meaning set forth in the preamble hereto.

“Company Cash Amount” shall mean $149,000,000.

“Company Expenses” shall mean (i) the Bankers’ Fees, (ii) costs and expenses unpaid as of the date hereof and associated with the preparation of the Company’s Registration Statement and proposed initial public offering as determined by the Company, in its reasonable discretion, and set forth in a statement to be delivered by the Company to Parent prior to the Closing and (iii) all other expenses of the Company unpaid as of the date hereof relating to or incurred in connection with the transactions contemplated hereby as determined by the Company, in its reasonable discretion, and set forth in a statement to be delivered by the Company to Parent prior to the Closing, excluding compensation expenses and payments made in respect of equity securities or equity awards of the Company.

“Company Intellectual Property” shall mean all Owned Company Intellectual Property and Licensed Company Intellectual Property.

“Company Shares” shall mean the shares of Common Stock.

“Company Stockholder Approval” shall have the meaning set forth in Section 3.02.

“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated December 20, 2012 by and between Parent Holdco and Bausch & Lomb Incorporated.

“Consents” shall have the meaning set forth in Section 3.06(a).

“Contract” shall mean a legally binding agreement, arrangement, understanding, lease or license that is not a Plan.

“Credit Agreements” shall mean the credit agreements identified on Schedule 1.01(b), as amended, supplemented, modified, replaced or refinanced.

“D&O Expenses” shall have the meaning set forth in Section 5.08(b).

“D&O Indemnifiable Claim” shall have the meaning set forth in Section 5.08(b).

“D&O Indemnified Person” shall have the meaning set forth in Section 5.08(a).

“D&O Indemnifying Party” shall have the meaning set forth in Section 5.08(b).

“D&O Insurance” shall have the meaning set forth in Section 5.08(c).

“D&O Losses” shall have the meaning set forth in Section 5.08(b).

“Debt Offers” shall have the meaning set forth in Section 5.12(a).

“Debt Payoff Amount” shall have the meaning set forth in Section 2.14(c).

“Debt Payoff Letter” shall have the meaning set forth in Section 5.11.

“Debt Redemption” shall have the meaning set forth in Section 5.12(b).

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“DOJ” shall mean the U.S. Department of Justice.

“Effective Time” shall have the meaning set forth in Section 2.03.

“Environmental Law” shall mean any Law relating to pollution or protection of the environment or natural resources, including the Release of or exposure to any Hazardous Materials.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Facilities” shall mean the facilities owned, leased or operated by the Company or any of its Subsidiaries.

“FDA” shall have the meaning set forth in Section 3.19(a).

“FCPA” shall have the meaning set forth in Section 3.20(a).

“Financial Statements” shall have the meaning set forth in Section 3.03.

“Financing” shall have the meaning set forth in Section 5.11.

“Foreign Antitrust Laws” shall mean all laws issued by a non-U.S. Governmental Authority that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment and that give rise to a closing condition pursuant to Section 6.01(b).

“FTC” shall mean the U.S. Federal Trade Commission.

“GAAP” shall mean U.S. generally accepted accounting principles.

“Governmental Authority” shall have the meaning set forth in Section 3.06(a).

“Hazardous Materials” shall mean any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and toxic or hazardous wastes, substances, materials or agents, including all substances defined or regulated as “Hazardous Substances,” “Pollutants,” or “Contaminants” pursuant to any Environmental Law.

“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person at any date shall mean, without duplication (a) all Obligations of such Person for borrowed money, (b) all Obligations for such Person for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business), (c) all other Obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (d) all Obligations of such Person in respect of letters of credit or acceptances issued or created for the account of such Person (other than letters of credit issued for the benefit of suppliers or vendors to support accounts payable to such suppliers or vendors incurred in the ordinary course of business), (e) all Obligations of such Person as lessee that are capitalized in accordance with GAAP and (f) all guarantees of any of the foregoing for the benefit of another Person.

“Indenture” shall mean the indenture identified on Schedule 1.01(c), as amended, supplemented, modified, replaced or refinanced.

“Intellectual Property” shall mean all intellectual property rights in any jurisdiction, whether registered or unregistered, including such rights in and to (a) trademarks, domain names, service marks, logos, brand names, certification marks, trade dress, trade names and other indications of origin, (b) patents and patent applications, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (c) inventor’s certificates and invention disclosures, (d) copyrights, (e) trade secrets and know-how, (f) computer software, and (g) domain names.

“Labor Laws” shall have the meaning set forth in Section 3.15(d).

“Laws” shall mean any federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree or administrative or judicial decision.

“Leased Realty” shall have the meaning set forth in Section 3.14(c).

“Leases” shall have the meaning set forth in Section 3.14(c).

“Licensed Company Intellectual Property” shall mean the Intellectual Property used by the Company and each of its Subsidiaries pursuant to any Third-Party Intellectual Property License.

“Liens” shall mean any lien, security interest, mortgage, pledge, charge or similar encumbrance.

“Litigation” shall have the meaning set forth in Section 3.07.

“Management Shareholders Agreements” shall mean the agreements listed on Schedule 1.01(d).

“Marketing Period” shall mean the first period of twenty (20) consecutive calendar days throughout which (a) Parent shall have the Required Information that the Company is required to provide to Parent pursuant to Section 5.11; provided that if the Company shall in good faith reasonably believe it has provided the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause (a) unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); for the avoidance of doubt, the Marketing Period shall begin when the Company has provided such information and (b) prior to the completion of such twenty (20) consecutive calendar day period, PricewaterhouseCoopers LLP shall not have withdrawn or qualified its audit opinion with respect to any of the Required Information; provided, that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing or the Bond Financing, as applicable, is consummated, and, for purposes of such Marketing Period (i) the days from and including July 1, 2013 through July 5, 2013 shall not be considered calendar days and (ii) if such period has not ended prior to August 19, 2013, such period shall be deemed not to have commenced until September 3, 2013.

“Material Adverse Effect” shall mean any fact, circumstance, development, event or change that results in a material adverse effect on the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, but excluding any such fact, circumstance, development, event or change to the extent resulting from, relating to or arising from (a) the execution of this Agreement or the announcement or existence thereof, the identity of Parent and its Affiliates or the compliance by the Company or any of its Subsidiaries with any of the terms of this Agreement (other than compliance with Section 5.01), (b) Parent’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of its Subsidiaries after the Closing, (c) changes in global or United States or foreign national or regional economic, financial, regulatory or geopolitical conditions or events, (d)

changes in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (e) changes or proposed changes in Laws affecting the Company or GAAP or any other relevant generally accepted accounting principles or the interpretation of any of the foregoing, (f) changes in the Company’s and its Subsidiaries’ industries or the segments thereof in general or the markets they operate in, or changes in the general business or economic conditions affecting such industries or markets, (g) any military conflict, outbreak or escalation of hostilities or declared or undeclared war or act of foreign or domestic terrorism, (h) any action taken or omitted to be taken by, or at the request of, Parent, Merger Sub or any of their respective Affiliates, in each case, after the date hereof and on or prior to the Closing Date, (i) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of the Company or any such Subsidiary (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (i)), or (j) any matter disclosed in Schedule 1.01(e), except, in the cases of clauses (c), (d), (e), (f) and (g), to the extent such fact, circumstance, development, event or change materially and disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other Persons engaged in the same industries.

“Material Contracts” shall have the meaning set forth in Section 3.12.

“Medical Device” shall have the meaning set forth in Section 3.20(c).

“Merger” shall have the meaning set forth in Section 2.01.

“Merger Sub” shall have the meaning set forth in the preamble hereto.

“Merger Sub Common Stock” shall mean the common stock, $0.01 par value per share, of Merger Sub.

“Non-Recourse Party” shall have the meaning set forth in Section 8.15.

“Obligations” shall mean, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees and reimbursements payable under the documentation governing such Indebtedness.

“Offer Documents” shall have the meaning set forth in Section 5.12(a).

“Option” shall mean any option, warrant or other right, agreement, arrangement, or commitment of any kind whatsoever to which the Company or any Subsidiary of the Company is a party relating to the issued or unissued capital stock or other equity interests of the Company or such Subsidiary or obligating the Company or such Subsidiary to grant, issue or sell any share of the capital stock or other equity interests of the Company or such Subsidiary, including any option to purchase Company Shares granted under the Stock Option Plan.

“Order” shall have the meaning set forth in Section 3.07.

“Outstanding Performance-Based Options” shall mean those Options, the vesting of which is contingent only on IRR-based criteria, that are outstanding and unvested (after taking into consideration the transactions contemplated by this Agreement) as of the Closing Date.

“Owned Company Intellectual Property” shall have the meaning set forth in Section 3.17(a) hereof.

“Owned Realty” shall have the meaning set forth in Section 3.14(a).

“Parent” shall have the meaning set forth in the preamble hereto.

“Parent Holdco” shall have the meaning set forth in the preamble hereto.

“Parent Material Adverse Effect” shall have the meaning set forth in Section 4.01.

“Parent Plans” shall have the meaning set forth in Section 5.09(c).

“Paying Agent Agreement” shall have the meaning set forth in Section 2.12(a).

“Per Share Merger Consideration” shall mean the quotient obtained by dividing (x) the Aggregate Purchase Price by (y) the sum of (i) the number of Company Shares issued and outstanding immediately prior to the Effective Time and (ii) the number of Company Shares issuable upon the exercise in full of the Options outstanding immediately prior to the Effective Time in respect of which a payment is required to be made pursuant to Section 2.08.

“Performance Option Payment” shall mean the payment to be made by the Company in respect of those Options, the vesting of which was contingent only on IRR-based criteria, cancelled by action of the Company on or about March 22, 2013 (the amount of which is expected to be approximately $48,500,000).

“Permits” shall have the meaning set forth in Section 3.09(b).

“Permitted Liens” shall mean (i) mechanics’, carriers’, workmen’s, materialmen’s repairmen’s or other similar Liens arising by operation of law, (ii) Liens for Taxes, assessments or other governmental charges which are not due and payable, which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings, (iii) imperfections in title, charges, easements, rights of way, restrictions, conditions, defects, exceptions, encumbrances and other similar matters which affect title to the property or assets of the Company or its Subsidiaries but do not materially detract from the value or marketability of the property or asset to which it relates or materially impair the ability of the Company or its Subsidiaries to use or operate the property or asset to which it relates, (iv) any right, interest, Lien or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license or lease agreement or in the property being licensed or leased, (v) Liens securing the obligations of the Company and its Subsidiaries under the Credit Agreements and the Senior Notes, (vi) purchase money Liens and Liens securing rental payments under capital lease arrangements, (vii) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (viii) matters that would be disclosed by an accurate survey or inspection of the real property, (ix) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (x) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business, (xi) Liens described on Schedule 1.01(f), and (xii) Liens arising under any joint venture, partnership or similar agreement entered into with respect to the Persons referred to in Section 3.05(c).

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization.

“Plans” shall mean, collectively, each employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or by any ERISA Affiliate for the benefit of any employee or former employee of the Company or any of its Subsidiaries.

“Prism Shareholders Agreement” shall mean the agreement listed on Schedule 1.01(g).

“Process Agent” shall have the meaning set forth in Section 8.09(c).

“Redemption Notice” shall have the meaning set forth in Section 5.12(b).

“Registration Statement” shall mean the Company’s Registration Statement on Form S-1 (Registration No. 333-187455) currently on file with the SEC, as amended.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the environment.

“Released Person” shall have the meaning set forth in Section 8.20.

“Releasing Person” shall have the meaning set forth in Section 8.20.

“Required Parent Consents” shall have the meaning set forth in Section 5.05(a).

“Restricted Share” shall mean Company Shares that are subject to vesting.

“Restricted Stock Grant Agreements” shall mean the Transformation Grant Agreement dated August 14, 2012 between WP Prism Inc. and CEO of the Company and the Restricted Stock Grant Agreement, dated February 25, 2013 between WP Prism Inc. and President/CFO of the Company.

“Schedules” shall mean the schedules delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement.

“SEC” shall have the meaning set forth in Section 4.08.

“Section 262” shall have the meaning set forth in Section 2.07(b).

“Securities Act” shall have the meaning set forth in Section 4.08.

“Senior Notes” shall mean the instruments identified on Schedule 1.01(h).

“Sponsor” shall have the meaning set forth on Schedule 1.01(i).

“Sponsor Consent” shall have the meaning set forth in Section 5.15.

“Sponsors Agreement” shall mean that certain agreement of even date herewith by and among the parties thereto.

“Stock Option Plan” shall mean the WP Prism Inc. Management Stock Option Plan adopted November 30, 2007, as amended.

“Subsidiary” of any Person shall mean any other Person of which such first Person (either alone or with any other Subsidiary) owns securities or other equity interests having the ordinary voting power to elect a majority of the board of directors or other governing body of such Person or, if no such governing body exists, the ownership of a majority of the outstanding voting securities of such Person.

“Surviving Corporation” shall have the meaning set forth in Section 2.01.

“Surviving Corporation Common Shares” shall mean the shares of common stock, $0.01 par value per share, of the Surviving Corporation.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, report, information return or other similar document required to be filed with any Governmental Authority with respect to Taxes.

“Taxes” shall mean all taxes, charges, fees, duties, levies or other similar assessments imposed by any Governmental Authority, including income, gross receipts, excise, property, escheat and unclaimed property, sales, gain, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added or other taxes, including any interest, penalties or additions attributable thereto.

“Termination Date” shall have the meaning set forth in Section 7.02(b).

“Third-Party Intellectual Property Licenses” shall mean Contracts under which the Company or its Subsidiaries receive a license to Intellectual Property from any Person other than the Company or its Subsidiaries, excluding (i) licenses for commercially available software or software-as-a-service or (ii) licenses ancillary to commercial Contracts (including with respect to manufacturing, supply, distribution, retail and marketing) entered into in the ordinary course of business.

“Total Enterprise Value” shall mean $8,700,000,000 (eight billion seven hundred million dollars).

“Transfer Taxes” shall have the meaning set forth in Section 5.13.

SECTION 1.02. Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

ARTICLE II

THE MERGER

SECTION 2.01. Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 2.02. Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 at 10:00 a.m. (New York time) on a date to be specified by the parties hereto, which date shall be not later than the fourth (4th) Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VI (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), or on such other date or at such other time or place as Parent and the Company may mutually agree in writing; provided, however, that, notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, Parent and Merger Sub shall not be obligated to effect the Closing prior to the fourth (4th) Business Day following the final day of the Marketing Period, unless Parent shall request an earlier date on three (3) Business Days prior written notice (but, subject in such case, to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing)). The date on which the Closing occurs is called the “Closing Date”.

SECTION 2.03. Effective Time. As soon as practicable on the Closing Date, the parties hereto shall deliver to the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL and any other applicable Delaware Law. The Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto may agree in writing and as is provided in the Certificate of Merger in accordance with the DGCL. The date and time at which the Merger shall so become effective is herein referred to as the “Effective Time”.

SECTION 2.04. Effects of the Merger. The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and, without limiting the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as a private nature, and shall be subject to all liabilities, obligations and penalties of the Company and Merger Sub, all with the effect set forth in the DGCL.

SECTION 2.05. Certificate of Incorporation and By-laws of the Surviving Corporation. The certificate of incorporation and the by-laws of the Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation and the by-laws of the Surviving Corporation, unless and until amended in accordance with applicable Law and the terms of this Agreement, except that the name of the Surviving Corporation shall be the name of the Company.

SECTION 2.06. Directors and Officers. Each of the directors of Merger Sub immediately prior to the Effective Time shall be a director of the Surviving Corporation and each of the officers of the Merger Sub immediately prior to the Effective Time shall be an officer of the Surviving Corporation, in each case until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and by-laws.

SECTION 2.07. Conversion of Company Shares.

(a) At the Effective Time, each Company Share (other than (i) the Company Shares to be cancelled pursuant to Section 2.07(c) and (ii) the Appraisal Shares (as defined below), which shall only have those rights set forth in Section 2.07(b)) shall, by virtue of the Merger and without any action on the part of the Company or Merger Sub or the holders of any securities of the Company or Merger Sub, be converted into and thereafter evidence the right to receive an amount in cash equal to the Per Share Merger Consideration (without interest). At the Effective Time, each such Company Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Company Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration as provided herein.

(b) Notwithstanding anything to the contrary contained herein or otherwise, Company Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares (the “Appraisal Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Per Share Merger Consideration as provided in Section 2.07(a), but instead such holder shall be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each such Appraisal Share shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Merger Consideration as provided in Section 2.07(a), without interest. The Company shall serve notice to Parent as promptly as reasonably practicable of any demands for appraisal of any Company Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing. Company Shares for which a written stockholder consent (or proxy, if applicable) is delivered pursuant to Section 5.16 shall not be Appraisal Shares. Within ten (10) Business Days following the date of an action by written consent of the stockholders of the Company in lieu of a meeting adopting this Agreement and approving the Merger pursuant to the DGCL (or such later date as may be permitted under the DGCL), the Company shall deliver by any manner permitted by applicable Law the notice required pursuant to Sections 228 and 262 of the DGCL to each holder of record of capital stock of the Company that has not theretofore executed and delivered such action by written consent and is entitled to such notice under the DGCL.

(c) At the Effective Time, each Company Share held by Merger Sub, Parent, any direct or indirect wholly owned Subsidiary of Merger Sub or Parent, the Company or any direct or indirect wholly owned Subsidiary of the Company, shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

SECTION 2.08. Company Stock Options and Restricted Shares.

(a) Company Stock Options. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or any committee thereof administering the Stock Option Plan), shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, and without any action on the part of any holder thereof, each Option (whether vested or unvested and whether exercisable or not exercisable) that is outstanding and unexercised immediately prior to the Effective Time, other than any Outstanding Performance-Based Option, shall terminate and be canceled at the Effective Time and each holder of such Option will be entitled to receive from Parent or the Surviving Corporation in settlement of each such Option the Cash Amount paid in a lump sum as soon as practicable, and no later than 10 Business Days following the Closing Date. For purposes of this Section 2.08, the “Cash Amount” shall be an amount in cash equal to the product of (i) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option. Each (i) Option that has an exercise price that equals or exceeds the Per Share Merger Consideration and (ii) Outstanding Performance-Based Option shall be cancelled and shall cease to exist without receiving any payment.

(b) Restricted Shares. As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or any committee thereof with authority in the matter), shall adopt such resolutions or take such other actions as may be required to provide that, at the Effective Time, and without any action on the part of any holder thereof, each Restricted Share outstanding at the Effective Time shall be deemed to be fully vested and transferable at such time and such Restricted Shares shall be treated in the same manner as Company Shares pursuant to Section 2.07 hereof.

SECTION 2.09. Conversion of Common Stock of Merger Sub. At the Effective Time, all shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and thereafter evidence in the aggregate one Surviving Corporation Common Share. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.09, shall no longer be outstanding, shall automatically be canceled and shall cease to exist.

SECTION 2.10. Withholding Taxes. Parent, Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to holders of Company Shares or Options such amounts as are required to be withheld and paid over to the applicable Governmental Authority under the Code, or any applicable provision of Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Shares or Options in respect of which such deduction and withholding was made.

SECTION 2.11. Adjustments. If at any time during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the amounts payable under this Agreement in respect of the Company Shares and the Options shall be equitably adjusted to reflect such change.

SECTION 2.12. Exchange Procedures.

(a) Appointment of Paying Agent. As promptly as practicable after the date hereof, but in any event within ten (10) Business Days after the date hereof, (i) Parent shall select a paying agent (the “Paying Agent”) reasonably acceptable to the Company to act as paying agent, at Parent’s expense, in effecting the exchanges provided for herein and (ii) Parent, the Company and the Paying Agent shall enter into a paying agent agreement, which paying agent agreement shall not contain any provisions that are not contemplated by this Agreement, other than customary mechanical provisions (the “Paying Agent Agreement”).

(b) Letter of Transmittal. As promptly as practicable after entering the Paying Agent Agreement, but in any event within ten (10) Business Days after the date thereof, Parent and the Company will develop and finalize a form of letter of transmittal customary and reasonably acceptable to the Company (the “Letter of Transmittal”). The Letter of Transmittal shall not contain any conditions to the payment of any portion of the Per Share Merger Consideration not agreed to by the Company prior to the Closing or contain any provisions that are not contemplated by this Agreement, other than customary mechanical provisions. As promptly as practicable after finalizing such Letter of Transmittal, but in any event within ten (10) Business Days following the date thereof, the Paying Agent shall mail a Letter of Transmittal to each holder of Company Shares on the date thereof and from time to time thereafter as requested by Parent or the Company.

(c) Payment for Company Shares. The amount specified in Section 2.14(a) shall be paid by Parent at the Closing to the Paying Agent, by wire transfer of immediately available funds to the account (or accounts) specified by the Paying Agent in writing no later than two (2) Business Days prior to the Closing Date, for disbursement as provided for herein; provided, however, that to the extent that holders of Company Shares provide certificates representing such Company Shares (“Certificates”) and completed Letters of Transmittal to Parent or the Company at least two (2) Business Days prior to the Closing Date, then the Per Share Merger Consideration payable with respect to such Shares shall be paid by Parent at the Closing to such holder by wire transfer of immediately available funds; provided, further, that no gains or losses on the funds deposited with the Paying Agent shall affect the Per Share Merger Consideration payable to the holders of Company Shares and following any losses that result in the amount of such funds being insufficient to pay the portion of the aggregate Per Share Merger Consideration that remains unpaid, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the former stockholders of the Company to the extent of any insufficiency. After the Effective Time, upon surrender of such Certificates to the Paying Agent, together with the completed Letter of Transmittal, the holder of such Certificate shall be entitled to receive from the Paying Agent, in exchange therefor, the Per Share Merger Consideration for such Company Shares as contemplated by this Agreement. In the event of a transfer of ownership of any Company Shares that is not registered in the transfer records of the Company, the Paying Agent shall pay the Per Share Merger Consideration in respect of such Company Shares to the transferee if such transferee presents to the Paying Agent documents reasonably required to evidence and effect such transfer and reasonable evidence that any applicable stock transfer Taxes have been paid.

(d) Unclaimed Merger Consideration. At any time following the expiration of one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of the Company Shares. Thereafter, such holders shall be entitled to look only to the Surviving Corporation (subject to applicable abandoned property, escheat or similar Laws) and only as general creditors thereof for payment of their claim for the Per Share Merger Consideration, without any interest thereon. None of the Company, the Surviving Corporation, Parent, any Affiliate of the foregoing or any other Person shall be liable for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(e) Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Company or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Company or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Surviving Corporation shall issue in exchange for such lost, stolen or destroyed Certificate the Per Share Merger Consideration payable in respect thereof pursuant to this Agreement.

SECTION 2.13. Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation for transfer, they shall be canceled and exchanged as provided for in Section 2.07(a) and Section 2.12(c).

SECTION 2.14. Payment of Merger Consideration. At the Closing, Parent will make (or cause to be made) the following payments:

(a) Payment of Company Shares. To the Paying Agent, by wire transfer of immediately available funds to the account or accounts designated in writing by the Paying Agent no later than two (2) Business Days prior to the Closing Date, an amount equal to the Aggregate Purchase Price, minus any amounts payable directly to holders of Company Shares or Options or Restricted Shares at or prior to the second (2nd) Business Day following the Closing as provided in Section 2.12(c) and Section 2.14(b).

(b) Options/Restricted Shares. To the Company, by wire transfer of immediately available funds to the account or accounts designated in writing by the Company no later than two (2) Business Days prior to the Closing Date, the aggregate amount to which the holders of Options and Restricted Shares are entitled as provided in Section 2.08. The Surviving Corporation shall deliver to each holder of an Option the amount to which such holder is entitled as provided in Section 2.08 as promptly as practicable after the Effective Time (but in no event later than the 10th Business Day following the Closing).

(c) Debt Payoff. On behalf of the Surviving Corporation, the amounts payable under the Debt Payoff Letter (the “Debt Payoff Amount”), by wire transfer of immediately available funds to the account or accounts designated in the Debt Payoff Letter in order to terminate all applicable obligations and liabilities of the Company, its Subsidiaries and their respective Affiliates related to the Credit Agreements.

(d) Payment of Company Expenses. On behalf of the Surviving Corporation, all Company Expenses, including the Bankers’ Fees set forth on the statement to be delivered by the Company to Parent not less than two (2) Business Days prior to the Closing, that are unpaid as of such time by wire transfer of immediately available funds as directed by the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the (i) Schedules or (ii) selected sections of the draft dated May 24, 2013 of Amendment No. 2 to the Registration Statement (the “Amended Registration Statement”) set forth in Section 3.03(b) (to the extent the relevance of such sections is reasonably apparent but excluding any risk factor contained in the “Risk Factors” section thereof, any similarly cautionary statements or any predictive statements or forward-looking statements therein), the Company hereby represents and warrants to Parent and Merger Sub as follows:

SECTION 3.01. Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to conduct its business as it is currently being conducted. The Company is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has heretofore made available to Parent true and complete copies of its certificate of incorporation and bylaws as in effect on the date hereof.

(b) Schedule 3.01(b) sets forth the name and jurisdiction of organization of each material Subsidiary of the Company. Each Subsidiary of the Company (i) is a duly organized and validly existing corporation, partnership or limited liability company in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own its properties and assets and to conduct its business as it is currently being conducted and (iii) is duly qualified and in good standing to do business as a foreign corporation, partnership or limited liability company in each jurisdiction in which the nature of its business or the ownership of its properties or assets makes such qualification necessary, except where the failure to be so organized, validly existing, in good standing or qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect.

SECTION 3.02. Authority/Binding Effect. The Company has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Company Stockholder Approval (as defined below), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate action on the part of the Company or any of its Subsidiaries is required to authorize the execution, delivery and performance hereof by the Company, and the consummation of the transactions contemplated hereby, except for (i) obtaining the affirmative vote of the holders of a majority of the issued and outstanding Company Shares approving the Merger and adopting this Agreement and (ii) filing the Certificate of Merger pursuant to the DGCL (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement has been duly authorized, executed and delivered by the other parties hereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 3.03. Financial Statements; Registration Statement.

(a) Parent has been furnished with (i) the consolidated audited balance sheet of the Company and its Subsidiaries and the related consolidated audited statements of operations, shareholders’ equity and cash flows for each of the fiscal years ended December 31, 2011 and December 29, 2012, accompanied by the notes thereto and the audit report thereon and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries and the related consolidated unaudited statements of operations, shareholders’ equity and cash flows for the three months ended March 30, 2013 (collectively, the “Financial Statements”). The Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries, as of the respective dates thereof, and the results of operations of the Company and its Subsidiaries, for the respective periods set forth therein (subject, in the case of unaudited quarterly financials, to normal year-end adjustments). Each of the Financial Statements has been prepared, in all material respects, in accordance with GAAP applied on a consistent basis during the periods involved, except as otherwise noted therein and subject, in the case of the unaudited quarterly financial statements, to normal year-end adjustments and the absence of footnotes.

(b) As of the date hereof, the following selected sections of the Amended Registration Statement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading: (i) Prospectus Summary (other than the sub-section titled “The Offering”); (ii) Summary Historical Consolidated Financial Data; (iii) Risk Factors; (iv) Dividend Policy; (v) Capitalization (other than the column titled “pro forma (unaudited)” and related footnotes); (vi) Selected Historical Consolidated Financial Data; (vii) Management’s Discussion and Analysis of Financial Condition and Results of Operations; (viii) Business; (ix) Management; (x) Compensation Discussion and Analysis (other than the sub-section titled “Changes Following the Completion of this Offering”) and the related compensation tables and narrative discussion; (xi) Certain Relationships and Related Party Transactions; (xii) Principal and Selling Stockholders (other than the columns titled “After this Offering”); (xiii) Description of Capital Stock; and (xiv) the financial statements listed in the Index to Financial Statements; in each case, other than forward-looking statements (including descriptions of our Certificate of Incorporation and By-Laws not in effect on the date hereof but contemplated to become effective on or about the effective date of the proposed offering) and other than any blanks contained therein that are subject to completion, as to which the Company is not making and shall not be deemed to make any representation or warranty.

SECTION 3.04. Absence of Certain Changes or Events. Except for the transactions contemplated hereby or as set forth on Schedule 3.04, since December 29, 2012, the Company and its Subsidiaries have conducted their businesses in the ordinary course and there has not occurred any event that has had, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 3.05. Ownership of Stock/Capitalization.

(a) The total number of shares of capital stock of all classes which the Company has the authority to issue is 500,000,000, which are classified as follows: 450,000,000 shares of Common Stock, $0.01 par value per share; and 50,000,000 shares of Preferred Stock, $0.01 par value per share. Of such authorized shares, as of the date hereof, a total of 104,468,541 shares of Common Stock (excluding Restricted Shares) are issued and outstanding and no shares of Preferred Stock are issued and outstanding. All of the Company Shares issued and outstanding as of the date hereof have been duly authorized and validly issued, are fully paid and nonassessable and have not been issued in violation of, and, except as set forth on Schedule 3.05(a), are not subject to, any preemptive or subscription rights or rights of first refusal. As of the date hereof, Options to purchase 8,317,163 Company Shares are outstanding and all such Options were issued under the Stock Option Plan and 431,000 Restricted Shares are outstanding and all such Restricted Shares were issued under the Restricted Stock Grant Agreements. As soon as reasonably practicable following the date hereof, the Company shall provide to Parent a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date hereof, holds (i) any Option, together with the number of Company Shares subject to each such Option, the exercise price per share, the grant date and vesting schedule and the expiration date of each such Option and (ii) any Restricted Shares, together with the number of Restricted Shares, the grant date and vesting schedule and expiration date of each such Restricted Share.

(b) Each share of capital stock, limited liability company interest or other equity interest of each Subsidiary of the Company issued and outstanding as of the date hereof has been duly authorized and validly issued, is fully paid and nonassessable, and has not been issued in violation of, and, except as set forth on Schedule 3.05(b), is not subject to, any preemptive or subscription rights or rights of first refusal.

(c) The Company, alone or together with one or more of its Subsidiaries, is the record and beneficial owner of (x) 60% of the equity interests of Beijing Bausch & Lomb Eyecare Company, Ltd., 70% of the equity interests of Shandong Bausch & Lomb Freda Pharmaceutical Co. Ltd., 70% of the equity interests of Shandong Bausch & Lomb New Packaging Resource Co. Ltd., and 80% of the equity interests of Bausch & Lomb Korea Co. Ltd. in each case free and clear of all Liens (other than Permitted Liens) and (y) 100% of the equity interests of each of its other Subsidiaries, in each case free and clear of all Liens (other than Permitted Liens). Except as set forth in the previous sentence or on Schedule 3.05(c), neither the Company nor any of its Subsidiaries owns any material equity interest in any Person.

(d) Except for the Options issued pursuant to the Stock Option Plan, the Restricted Shares issued pursuant to the Restricted Stock Grant Agreements, as set forth on Schedule 3.05(d) and as otherwise described in Section 3.05(a), (i) there are no outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exercisable or exchangeable for shares of capital stock or other equity interests of the Company or any such Subsidiary, as applicable, or (B) Options or other rights or agreements to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any such Subsidiary to issue, transfer or sell any capital stock or other equity interest in the Company or any such Subsidiary, as applicable; (ii) there is no obligation of the Company or any of its Subsidiaries to (A) repurchase, redeem or otherwise acquire any share of the capital stock or other equity interests of the Company or any such Subsidiary, or (B) other than in connection with the Credit Agreements, the Senior Notes or pursuant to inter-company arrangements among or between the Company and one or more of its Subsidiaries or among or between its Subsidiaries, provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, the Company or any of its Subsidiaries or any other Person; and (iii) neither the Company nor any of its Subsidiaries owns the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any Person, except (x) in the case of the Company, the capital stock or equity interests of any of its Subsidiaries or (y) in the case of any Subsidiary of the Company, the capital stock or equity interests of another Subsidiary of the Company.

(e) Except as set forth on Schedule 3.05(e), there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock or equivalent equity interests of the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures or other obligations the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the stockholders of the Company or any such Subsidiary on any matter.

SECTION 3.06. Consents and Approvals/No Violation.

(a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby by the Company will not, require the Company or any Subsidiary of the Company to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to (“Consents”), any federal, state or local court, legislature, executive or regulatory authority, agency or commission, or other governmental entity, authority or instrumentality, whether domestic or foreign (“Governmental Authority”), except (i) for compliance with the applicable requirements, if any, of the HSR Act and any other Antitrust Laws, (ii) for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) for Consents that may be required solely by reason of Parent’s or Merger Sub’s participation in the transactions contemplated hereby (which Consents shall be solely the responsibility of Parent and Merger Sub), (iv) as set forth in Schedule 3.06(a) and (v) for those Consents, the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of this Agreement and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) conflict with or violate the certificate of incorporation or by-laws or other comparable organizational documents of any Subsidiary of the Company, (iii) assuming compliance with the matters referred to in Section 3.06(a), conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries, or (iv) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any Material Contract to which the Company or any of its Subsidiaries is a party, except (x) in each case, as set forth on Schedule 3.06(b), and (y) in the case of clauses (ii), (iii) and (iv) above, for such conflicts, violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.07. Absence of Litigation. Except as set forth on Schedule 3.07, as of the date hereof, (i) there is no claim, action, arbitration, suit, proceeding or investigation, at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority (“Litigation”) pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which, if adversely determined, would reasonably be expected to have a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries is a party to or subject to, or in default under, any judgment, order or decree of any Governmental Authority (“Order”) to which the Company or any such Subsidiary is a party or to which the Company or any such Subsidiary is subject that would reasonably be expected to have a Material Adverse Effect. This Section 3.07 does not relate to (i) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 3.11, (ii) Environmental Laws, which are governed exclusively by Section 3.13, (iii) Labor Laws, which are governed exclusively by Section 3.15, (iv) Tax Laws, which are governed exclusively by Section 3.18, (v) Food and Drug Laws, which are governed exclusively by Section 3.19 or (vi) the FCPA or Anticorruption Laws, which are governed exclusively by Section 3.20.

SECTION 3.08. Affiliate Transactions. Except as set forth on Schedule 3.08, there are no Contracts between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company or any of its Subsidiaries, on the other hand (other than (i) inter-company arrangements among or between the Company and one or more of its Subsidiaries or among or between one or more of its Subsidiaries and (ii) employment or compensation-related Contracts). No Affiliate of the Company or any of its Subsidiaries has any interest in any property or asset used in the business of the Company and its Subsidiaries (other than through its ownership of the Company and its Subsidiaries).

SECTION 3.09. Permits/Compliance with Laws.

(a) Except as set forth on Schedule 3.09 or as has not had, and would not reasonably be expected to have, a Material Adverse Effect, since January 1, 2011, the Company and each of its Subsidiaries have been in compliance with all Permits (as defined below) and all Laws applicable to the conduct of the business of the Company or any such Subsidiary.

(b) Except as set forth on Schedule 3.09 or as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and each of its Subsidiaries possesses all registrations, licenses, exemptions, authorizations, consents and permits of Governmental Authorities (collectively, the “Permits”) required under applicable Laws to carry on their respective businesses as currently being conducted. This Section 3.09 does not relate to (i) ERISA or other Laws regarding employee benefit matters, which are governed exclusively by Section 3.11, (ii) Environmental Laws, which are governed exclusively by Section 3.13, (iii) Labor Laws, which are governed exclusively by Section 3.15, (iv) Tax Laws, which are governed exclusively by Section 3.18, (v) Food and Drug Laws, which are governed exclusively by Section 3.19 or (vi) the FCPA or Anticorruption Laws, which are governed exclusively by Section 3.20.

SECTION 3.10. No Undisclosed Liabilities. Except (i) as reflected or reserved against in the Financial Statements (including the notes thereto), (ii) as set forth on Schedule 3.10, (iii) for liabilities incurred in the ordinary course of business since December 29, 2012, (iv) for liabilities incurred under, or contemplated by, this Agreement or liabilities incurred in connection with the transactions contemplated hereby or (v) as has not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company.

SECTION 3.11. Employee Benefit Plans/ERISA.

(a) Schedule 3.11(a) sets forth a true and complete list, as of the date of this Agreement, of each material Plan. With respect to each material Plan, the Company has made available to Parent complete copies of each of the following documents, as applicable: (i) a copy of the Plan (including all amendments thereto); (ii) a copy of the most recent annual report, if any, required under ERISA or the Code; (iii) a copy of the most recent Summary Plan Description, if any, required under ERISA; (iv) if the Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding agreement (including all amendments thereto); and (v) if the Plan is intended to be qualified under Section 401(a) of the Code, the most recent determination letter received from the Internal Revenue Service.

(b) (i) No Plan is subject to Title IV of ERISA; (ii) no Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA; and (iii) no Plan is a plan described in Section 4063(a) of ERISA.

(c) Each Plan was established and is administered in accordance with its terms and in compliance with applicable Laws, including ERISA and the Code, except for such instances that have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(d) Each Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter to the effect that it is so qualified and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to affect such qualification.

(e) As of the date hereof, there is no pending or, to the knowledge of the Company, threatened Litigation or audit by any Governmental Authority with respect to any Plan, by any employee or beneficiary covered under any Plan or otherwise involving any Plan, which if adversely determined would reasonably be expected to have a Material Adverse Effect.

(f) Except as set forth in this Agreement or as set forth on Schedule 3.11(f), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (alone or together with any other event which standing alone would not by itself trigger such entitlement or acceleration) will (i) entitle any current or former director, officer or employee of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment from the Company or any such Subsidiary, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefit due any such director, officer or employee.

(g) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.11(a) through Section 3.11(f) constitute the sole and exclusive representations and warranties of the Company relating to ERISA and other Laws relating to employee benefits matters.

SECTION 3.12. Material Contracts. Schedule 3.12 sets forth all Material Contracts. As used in this Agreement, “Material Contracts” means all of the following types of Contracts to which the Company or any of its Subsidiaries is bound as of the date hereof (other than real property leases, which are governed exclusively by Section 3.14, and Intellectual Property agreements, which are governed exclusively by Section 3.17):

(a) any Contract that contains a non-competition covenant that precludes the Company or any of its Subsidiaries from operating in any line of business or in any geographic location that is material to the business of the Company and its Subsidiaries, taken as a whole, except for any such Contract that may be canceled without any payment by the Company or any such Subsidiary upon notice of ninety (90) or fewer days;

(b) any joint venture, research and development or limited partnership agreement or arrangement involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any other Person that is material to the business of the Company and its Subsidiaries, taken as a whole;

(c) any indenture, loan or credit agreement or other Contract relating to Indebtedness incurred after March 30, 2013;

(d) any Contract whose term exceeds one (1) year and by its terms (i) is not cancelable by the Company or any of its Subsidiaries on notice of ninety (90) or fewer days without payment by the Company or any such Subsidiary and (ii) provides for aggregate annual payments by the Company or any such Subsidiary in excess of $75,000,000 (other than any Contract that provides for the acquisition of inventory or raw materials in the ordinary course of business);

(e) any Contract for the sale of any of the assets of the Company or any of its Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise) or for the grant to any Person of any preferential rights to purchase any of its assets (whether by merger, sale of stock, sale of assets or otherwise), in each case, which is material to the business of the Company and its Subsidiaries, taken as a whole (other than any Contract that provides for the sale or disposition of inventory, raw materials or equipment in the ordinary course of business);

(f) any Contract with respect to the acquisition of any Person (whether by merger, sale of stock, sale of assets or otherwise) pursuant to which the Company or any of its Subsidiaries has (x) continuing indemnification obligations or (y) any “earn-out” or similar contingent payment obligations, in each case, in excess of $50,000,000 (other than any Contract that provides for the acquisition of inventory, raw materials or equipment in the ordinary course);

(g) any Contract that is a U.S. collective bargaining agreement;

(h) any Contract that contains a right of first refusal, first offer or first negotiation with respect to an asset that is material to the Company and its Subsidiaries, taken as a whole;

(i) any Contract between the Company or any of Subsidiaries, on the one hand, and any Former Company Equityholder (as defined in the Sponsors Agreement) or any Person controlling any such Former Company Equityholder, on the other hand; and

(j) any Contract relating to the ownership, management or control of any Person in which the Company or any of its Subsidiaries owns any equity interest.

The Company has made available to Parent copies of each Material Contract that are true and complete in all material respects. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, each Material Contract is a valid and binding agreement of the Company or a Subsidiary of the Company, as applicable, enforceable against the Company or such Subsidiary in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is, or has received any written notice that any other party is, in default under any Material Contract, and (ii) to the knowledge of the Company, there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default under any Material Contract.

SECTION 3.13. Environmental Matters.

(a) Except as set forth on Schedule 3.13(a) or as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws (which compliance includes, but is not limited to, the possession by the Company and each of its Subsidiaries of all material Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof).

(b) Except as set forth on Schedule 3.13(b), as of the date hereof, (i) there is no Litigation pursuant to any Environmental Law pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries is a party to or subject to, or in default under, any Order issued pursuant to an Environmental Law that would reasonably be expected to have a Material Adverse Effect.

(c) Except as set forth on Schedule 3.13(c), as of the date hereof, neither the Company nor any of its Subsidiaries has received any written information request or written notice of potential liability under the Comprehensive Environmental Response, Compensation and Liability Act or any similar Environmental Law that would reasonably be expected to have a Material Adverse Effect.

(d) Except as set forth on Schedule 3.13(d) or as has not had, and would not reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, there are no Hazardous Materials present in the environment associated with the Facilities that require remedial action by the Company or any of its Subsidiaries pursuant to any applicable Environmental Law.

(e) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.13(a) through Section 3.13(d) constitute the sole and exclusive representations and warranties of the Company relating to Environmental Laws.

SECTION 3.14. Real Property.

(a) Schedule 3.14(a) sets forth a list of all material real property owned by the Company and its Subsidiaries (the “Owned Realty”).

(b) The Company or one of its Subsidiaries has good and marketable fee title to the Owned Realty and good leasehold title to the Leased Realty, in each case, free and clear of any and all Liens, except for (i) Permitted Liens and (ii) those Liens set forth on Schedule 3.14(b).

(c) Schedule 3.14(c) sets forth a list of all material leases, subleases and other agreements, other than leases, subleases, or other agreements with respect to warehouse and other storage facilities, under which the Company or any of its Subsidiaries leases, uses or occupies or has the right to use or occupy any real property (the “Leases”; the property demised under such Leases is referred to herein as the “Leased Realty”). Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, to the knowledge of the Company, each Lease is in full force and effect and is the valid and binding obligation of each party thereto in accordance with its terms. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, there is not under any Lease (i) any existing default by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, or (ii) to the knowledge of the Company, any condition or event which, with notice or lapse of time, or both, would constitute such a default.

SECTION 3.15. Labor Matters.

(a) Except as set forth on Schedule 3.15(a), neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or similar agreement with any labor organization or employee association.

(b) As of the date hereof, no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and, to the knowledge of the Company, no such grievance or arbitration proceeding is threatened in writing which if adversely determined would reasonably be expected to have a Material Adverse Effect.

(c) As of the date hereof there is no pending or, to the knowledge of the Company, threatened in writing, (i) labor dispute between the Company or any of its Subsidiaries and any labor organization, or any material strike, slowdown, jurisdictional dispute, work stoppage or other similar organized labor activity involving any employee of the Company or any such Subsidiary or affecting the Company or any such Subsidiary or (ii) union organizing, or election activity involving, any employee of the Company or any of its Subsidiaries, except, in the case of each of clause (i) and (ii), as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(d) Each of the Company and its Subsidiaries is in compliance in all respects with all applicable federal, state, local and foreign Laws regarding labor, employment and employment practices, conditions of employment, occupational safety and health, and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”), except for such instances of noncompliance which have not had, and would not reasonably be expected to have, a Material Adverse Effect.

(e) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.15(a) through Section 3.15(d) constitute the sole and exclusive representations and warranties of the Company relating to collective bargaining matters or Labor Laws.

SECTION 3.16. Insurance. Schedule 3.16 contains a list of all material insurance policies maintained as of the date hereof by or on behalf of the Company and each of its Subsidiaries. Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, as of the date hereof, (i) all such policies are in full force and effect, (ii) no written notice of default or termination has been received by the Company or any of its Subsidiaries in respect thereof and (iii) all premiums due thereon have been paid.

SECTION 3.17. Intellectual Property.

(a) Schedule 3.17(a) contains a list of Intellectual Property owned by the Company or its Subsidiaries that is subject to any registration or application to register such Intellectual Property by or with a Governmental Authority (the “Owned Company Intellectual Property”), listing, as applicable, (i) the title of the application or registration, (ii) the jurisdiction where the application/registration is located and (iii) the application or registration number. The Company or a Subsidiary of the Company is the sole and exclusive owner, and in the case of the items set forth on Schedule 3.17(a) the record owner, of all Owned Company Intellectual Property.

(b) Schedule 3.17(b) separately contains a list of (i) all material Third-Party Intellectual Property Licenses and (ii) all material Contracts under which the Company or any of its Subsidiaries has licensed to other Persons (other than, in the case of the Company, a Subsidiary of the Company or, in the case of a Subsidiary of the Company, the Company or another Subsidiary of the Company) the right to use any of the Owned Company Intellectual Property (other than licenses or grants of rights ancillary to commercial agreements (including manufacturing, customer, supply, distribution, retail and marketing agreements) entered into in the ordinary course of business). Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other Person that is a party thereto is in breach of any of the agreements set forth on Schedule 3.17(b), except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) To the knowledge of the Company, (i) the registered Owned Company Intellectual Property is valid and subsisting and (ii) the Company is in compliance with applicable law with respect to the Owned Company Intellectual Property (including making filings and payments of maintenance, renewal or similar fees), except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has made commercially reasonable efforts to maintain and protect the Owned Company Intellectual Property, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(d) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect:

(i) each of the Company and its Subsidiaries either owns or has a right to use all of the Company Intellectual Property currently used by such Person; and

(ii) to the knowledge of the Company, no Person is infringing any Owned Company Intellectual Property.

(e) The Company and its Subsidiaries have a policy of having their employees and contractors execute written instruments that assign to the Company and such Subsidiaries all rights, title and interest in and to any Intellectual Property developed for the Company and its Subsidiaries by such employees and contractors, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(f) The use of the Company Intellectual Property in the businesses of the Company and its Subsidiaries as currently conducted does not infringe upon, misappropriate or violate the Intellectual Property of any Person, except as has not had, and would not reasonably be expected to have, a Material Adverse Effect. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened Litigation to which the Company or any of its Subsidiaries is a party asserting in writing that the Company’s or any of its Subsidiaries’ use of any Company Intellectual Property in the businesses of the Company and its Subsidiaries infringes upon, misappropriates or violates the Intellectual Property of any Person, which if adversely determined would reasonably be expected to have a Material Adverse Effect.

(g) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.17(a) through Section 3.17(f) constitute the sole and exclusive representations and warranties of the Company relating to Intellectual Property matters and to Contracts relating to Intellectual Property.

SECTION 3.18. Taxes.

(a) Except (i) as set forth on Schedule 3.18(a) or (ii) as has not had, and would not reasonably be expected to have, a Material Adverse Effect, each of the Company and its Subsidiaries has (i) filed or caused to be filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it (taking into account any extension of time within which to file) and (ii) timely paid all amounts due in respect of Taxes to the appropriate Governmental Authority, except to the extent such amounts are being contested in good faith or have been adequately provided for in accordance with GAAP.

(b) Except as set forth on Schedule 3.18(b), there are no outstanding waivers or agreements regarding the application of the statute of limitations with respect to any material Taxes or material Tax Returns of the Company or any of its Subsidiaries.

(c) Except (i) as set forth on Schedule 3.18(c) or (ii) as would not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, (i) no federal, state, local or foreign audits or other administrative proceedings have been formally commenced or are presently pending with regard to any Taxes or Tax Returns of the Company or any of its Subsidiaries for which the Company or its Subsidiaries has not made adequate provisions (in accordance with GAAP), and (ii) no written notification has been received by the Company or any of its Subsidiaries that such an audit or other proceeding has been proposed or threatened.

(d) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(e) Neither the Company nor any of its Subsidiaries is a party to, is bound by, or has any obligation under, any Tax sharing agreement or similar contract or arrangement with respect to any material amount of Taxes (other than pursuant to customary commercial contracts not primarily related to Taxes).

(f) No claim has been made in writing by a Governmental Authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation or required to file Tax Returns in that jurisdiction.

(g) Notwithstanding any other provision of this Agreement, (i) the representations and warranties contained in Sections 3.18(a) through 3.18(f) constitute the sole and exclusive representations and warranties of the Company relating to any Taxes or Tax Returns and (ii) nothing in this Agreement (including this Section 3.18) shall be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of the Company or any of its Subsidiaries.

SECTION 3.19. Regulatory Compliance.

(a) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company and each of its Subsidiaries are in compliance with the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 321 et seq.), Section 402(j) of the Public Health Service Act (42 U.S.C. § 282(j)) and the rules and regulations enforced by the United States Food and Drug Administration (the “FDA”) or comparable Governmental Authorities of any other jurisdiction in which the Company or any of its Subsidiaries conducts business (the “Food and Drug Laws”) and with the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. §§ 3729 et seq.), the Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h), and the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (the “Health Care Laws”) that are, in each case, applicable to the business of the Company and its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries is subject to any obligation arising under any consent decree, warning letter or FDA Form 483 issued by the FDA or any comparable Governmental Authority having jurisdiction over the Company or any of its Subsidiaries, except for any such obligation that has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(c) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, each product in current commercial distribution that is subject to any Food and Drug Law and has been developed, manufactured, tested, packaged, labeled, stored, distributed or marketed by or on behalf of the Company or any of its Subsidiaries, is currently being developed, manufactured, tested, packaged, labeled, promoted, advertised, stored, distributed and marketed in compliance with (i) all Permits from the FDA, applicable state licensing authorities, or any comparable Governmental Authority having jurisdiction over such product and (ii) all applicable requirements under the Food and Drug Laws.

(d) Except as has not had, and would not reasonably be expected to have, a Material Adverse Effect, the Company’s and its Subsidiaries’ Facilities are registered with the FDA (if the business that is currently conducted within such Facility requires such registration), and each product of the Company or any of its Subsidiaries that is required to be listed under any Food and Drug Law enforced by the FDA is listed with the FDA under the applicable FDA registration and listing regulations.

(e) Neither the Company nor any of its Subsidiaries is subject to any Litigation relating to or arising under any Food and Drug Law or any Litigation relating to or arising under any Health Care Law by the Office of the Inspector General or the Office of Civil Rights of the U.S. Department of Health and Human Services, and, to the knowledge of the Company, no such proceedings are threatened, which if adversely determined would reasonably be expected to have a Material Adverse Effect.

(f) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.19(a) through Section 3.19(e) constitute the sole and exclusive representations and warranties of the Company relating to Food and Drug Laws and Health Care Laws.

(g) Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct, for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law that would be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any officer, employee, agent or distributor of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in federal health care programs under Section 1128 of the Social Security Act of 1935, as amended, or any similar Law or program that would be material to the Company and its Subsidiaries, taken a whole.

SECTION 3.20. Anti-Corruption Matters.

(a) During the five (5) years preceding the date hereof, neither the Company nor any of its Subsidiaries has, directly or indirectly, taken any action which would cause the Company or any such Subsidiary to be in material violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), any laws issued under the OECD Convention On Combating Bribery Of Foreign Public Officials In International Business Transactions, adopted on November 21, 1997, or any similar anti-bribery law or regulations applicable to the Company or any of such Subsidiaries (the “Anticorruption Laws”).

(b) The Company has established and continues to maintain reasonable internal controls and procedures intended to ensure compliance with the Anticorruption Laws, including controls and procedures designed to ensure that the agents and representatives of the Company and each of its Subsidiaries do not make payments in violation of the Anticorruption Laws.

(c) Notwithstanding any other provision of this Agreement, the representations and warranties contained in Section 3.20(a) and Section 3.20(b) constitute the sole and exclusive representations and warranties of the Company relating to the FCPA and Anticorruption Laws.

SECTION 3.21. Brokers. Except as set forth on Schedule 3.21, no investment banker, broker or finder retained by or on behalf of the Company or any of its Subsidiaries is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from the Company or any of its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

SECTION 4.01. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its state of organization and has all requisite corporate power and authority to own all of its properties and assets and to conduct its business as it is currently being conducted. Each of Parent and Merger Sub is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business or the ownership of its properties or assets makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to (i) have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated hereby or (ii) cause a material delay in the ability of Parent or Merger Sub to consummate the transactions contemplated hereby (clauses (i) and (ii) collectively, a “Parent Material Adverse Effect”).

SECTION 4.02. Authority/Binding Effect. Each of Parent and Merger Sub has all requisite corporate power and corporate authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub, as the case may be, and no other action, corporate or otherwise, on the part of Parent or Merger Sub or their respective stockholders is required to authorize the execution, delivery and performance hereof by Parent or Merger Sub, and the consummation of the transactions contemplated hereby, except for the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement has been duly authorized, executed and delivered by the Company, constitutes the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

SECTION 4.03. Consents and Approvals/No Violation.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not, require Parent or Merger Sub to obtain any Consent from any Governmental Authority, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) compliance with the applicable requirements, if any, of the HSR Act and any other Antitrust Laws, (iii) the Required Parent Consents (as defined below) and (iv) those Consents, the failure of which to be obtained or made would reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate, in any respect, the certificate of incorporation or by-laws of Parent or Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.03(a), conflict with or violate any Law or Order applicable to Parent or Merger Sub, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, any material contract or Permit to which Parent or Merger Sub is a party or by or to which Parent or Merger Sub is bound or subject.

SECTION 4.04. Absence of Litigation. There is no Litigation pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub which, if adversely determined, would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is a party to or subject to, or in default under, any Order that would reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.05. Available Funds.

(a) Parent and Merger Sub have available, or will have available prior to the Closing, in the United States unrestricted immediately available U.S. dollar funds (in the form of cash-on-hand or available undrawn borrowings under credit facilities) sufficient to pay the Total Enterprise Value and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement. Parent and Merger Sub acknowledge and agree that neither the obligations of Parent or Merger Sub under this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement are contingent on the availability or the receipt by Parent or Merger Sub of any third party financing or the proceeds thereof.

(b) Parent has delivered to the Company, on or prior to the date of this Agreement, a true and complete copy of an executed commitment letter among Parent, Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC , including all exhibits, schedules and annexes thereto, and excerpts of those portions of each fee letter associated therewith that contain any conditions to funding (including market flex provisions) (other than fee amounts, pricing caps and other economic terms that could not adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the debt financing contemplated by such commitment letter) regarding the terms of the debt financing to be provided thereby (collectively, the “Commitment Letter”), pursuant to which the parties thereto (other than Parent) have committed to provide, subject to the terms and conditions set forth therein, debt financing in the amounts set forth therein (the “Debt Financing”). As of the date of this Agreement, (i) the Commitment Letter is (A) a legal, valid and binding obligation of Parent and, to the knowledge of Parent, each of the other parties thereto, (B) enforceable in accordance with its terms against Parent and, to the knowledge of Parent, each of the other parties thereto, in each case except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and (C) in full force and effect, (ii) the Commitment Letter has not been amended or modified, (iii) none of the respective obligations and commitments contained in the Commitment Letter have been withdrawn, terminated or rescinded in any respect, and no such amendment, modification, withdrawal, termination or rescission is contemplated by Parent or, to the knowledge of Parent, by any other party thereto and (iv) no event has occurred which (with or without notice or lapse of time, or both) would or would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or, to the knowledge of Parent, any other parties thereto under the Commitment Letter. Parent has fully paid any and all commitment fees or other fees in connection with the Commitment Letter that are payable on or prior to the date hereof, and will pay in full any such amounts due on or before the Closing Date.

SECTION 4.06. Merger Sub. Merger Sub has not (i) engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby or (ii) incurred any liabilities other than in connection with its formation and the transactions contemplated hereby.

SECTION 4.07. Investment Representation. Parent is an “accredited investor” as defined in Regulation D promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Parent acknowledges that it is informed as to the risks of the transactions contemplated hereby and of its ownership of the equity interests of the Surviving Corporation, and further acknowledges that the equity interests of the Surviving Corporation have not been registered under the U.S. federal securities laws or under any state or foreign securities laws, and that the equity interests of the Surviving Corporation may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transaction is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities laws or pursuant to an exemption from registration thereunder.

SECTION 4.08. Brokers. No investment banker, broker or finder retained by or authorized to act on behalf of Parent or Merger Sub is entitled to receive any commission, brokerage, finder’s fee or other similar compensation from the Company or any of its Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

SECTION 5.01. Conduct of Business. Except (i) as set forth in Schedule 5.01, (ii) as required by Law or Contract, (iii) as permitted, required or contemplated by this Agreement or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall, and the Company shall cause each of its Subsidiaries to, use commercially reasonable efforts to conduct its business in the ordinary course of business and the Company shall use its commercially reasonable efforts, and the Company shall cause each of its Subsidiaries to use its commercially reasonable efforts, to preserve intact its present business organization and keep available the services of its present senior officers and key employees. Without limiting the generality of the foregoing, and except (i) as set forth in Schedule 5.01, (ii) as required by Law or Contract or (iii) as permitted, required or contemplated by this Agreement, during the period from the date of this Agreement through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall not, and the Company shall cause each of its Subsidiaries not to, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) amend its certificate of incorporation or by-laws or comparable organizational documents;

(b) issue, reissue, sell or pledge, or authorize or propose the issuance, reissuance, sale or pledge of, shares of capital stock, or any securities convertible into shares of capital stock (other than upon exercise of Options granted under the Stock Option Plan outstanding on the date hereof) of the Company or any Subsidiary of the Company, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or convertible securities;

(c) declare, set aside or pay any dividend or other distribution of assets in respect of any shares of capital stock, in each case, other than dividends and distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company;

(d) adjust, split, combine, subdivide or reclassify any shares of its capital stock, as the case may be, or any option, warrant or right relating thereto;

(e) (i) sell, lease, transfer or otherwise dispose of any of its material properties or assets, other than sales, leases, transfers or dispositions (w) by one wholly owned Subsidiary of the Company to another wholly owned Subsidiary of the Company, (x) in the ordinary course of business, (y) of obsolete or unsalable inventory or equipment, and (z) of other material properties or assets in an amount not to exceed $5,000,000 in the aggregate; or (ii) subject any properties or assets that are material to the business of the Company and its Subsidiaries, taken as a whole, to any Liens other than (x) Permitted Liens, (y) in the ordinary course of business and (z) Liens between a Company and a wholly owned Subsidiary of the Company or between wholly owned Subsidiaries of the Company;

(f) create, incur, assume or guarantee any Indebtedness, other than (i) in the ordinary course of business, (ii) pursuant to inter-company arrangements among or between the Company and one or more of its Subsidiaries or among or between its Subsidiaries, (iii) to the extent permitted under the Credit Agreements or the Indenture, and (iv) pursuant to a refinancing of amounts outstanding under the Credit Agreements or the Indenture;

(g) change in any material respect any of the material accounting principles, practices or methods used by the Company or any of its Subsidiaries, except as may be required in order to comply with changes in GAAP or applicable Law;

(h) except in the ordinary course of business, enter into, materially amend or materially supplement any employment, severance, termination or other agreement or Plan to materially increase the compensation or benefits of any officer or director of the Company or any Subsidiary of the Company;

(i) enter into, adopt, amend or terminate any collective bargaining agreement;

(j) acquire by merging or consolidating with, or by purchasing all or substantially all of the assets or equity securities of, or by any other manner, any Person, other than any transaction entered into in the ordinary course of business or with a purchase price not in excess of $5,000,000;

(k) make any capital expenditures or enter into any Contract for capital expenditures in excess of 110% of the Company’s existing capital expenditure budget, other than such expenditures or commitments (i) in the ordinary course of business or (ii) in response to a business emergency or other unforeseen operational matters;

(l) settle or compromise any material Tax liability or make any material election with respect to its Taxes, other than in the ordinary course of business;

(m) enter into any Contract that would be a Material Contract if in effect on the date hereof or amend or terminate any Material Contract (or waive or assign any material right thereunder), other than (i) any of the foregoing effected in the ordinary course of business, (ii) renewals of existing Material Contracts in the ordinary course of business and (iii) any assignments of such rights (x) by the Company to a wholly owned Subsidiary of the Company or (y) by a Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(n) enter into any Contract with any Affiliate other than on an arm’s length basis, other than Contracts (i) between or among the Company and one or more of its Subsidiaries or (ii) between or among its Subsidiaries; or

(o) permit the Company or any of its material Subsidiaries to dissolve, wind-up or liquidate.

SECTION 5.02. Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

SECTION 5.03. Reasonable Best Efforts/Cooperation. From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, each of the parties hereto shall, and the Company shall cause each of its Subsidiaries to, use its respective reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken all actions, and to do, or cause to be done all things, necessary, proper or advisable under applicable Laws (subject to the proviso to the first sentence of Section 5.05(c)) to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI.

SECTION 5.04. Consents. Without limiting the generality of Section 5.03 hereof, each of the parties hereto shall use their reasonable best efforts to obtain all Consents of all Governmental Authorities and other Persons as may be necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Notwithstanding the foregoing, none of the Company, any of its Subsidiaries or any holder of the Company Shares shall have any obligation to agree to amend or modify any Contract or pay any fee to any third party (including filing or other fees payable to Governmental Authorities) for the purpose of obtaining any such Consent, or any costs and expenses of any third party resulting from the process of obtaining such Consent, all of which fees, costs and expenses shall be borne exclusively by Parent. Each of the parties hereto shall timely make or cause to be made all filings and submissions under Laws and regulations applicable to it as may be required for the consummation of the transactions contemplated by this Agreement.

SECTION 5.05. Antitrust Notifications and Other Regulatory Approvals.

(a) Each of the Company, Parent and Merger Sub shall, and Parent shall cause its Affiliates to, cooperate with each other and shall use, and Parent shall cause its Affiliates to use, their respective reasonable best efforts to prepare and file (i) required Notification and Report Forms under the HSR Act and the rules and regulations promulgated thereunder with the FTC and the DOJ, (ii) notifications, filings, registrations, submissions and other materials required or necessary under any applicable Foreign Antitrust Law and (iii) notifications, filings, registrations, submissions or other materials required or necessary to obtain those consents of Governmental Authorities listed on Schedule 5.05(a) (the “Required Parent Consents”), in each case, as soon as practicable following the date of this Agreement and in the case of clause (i), no later than the tenth (10th) Business Day following the date hereof. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Antitrust Law, including the HSR Act and applicable Foreign Antitrust Laws. Each of the Company, Parent and Merger Sub shall make, and Parent shall cause its Affiliates to make, such other filings and submissions as are necessary, if any, in other jurisdictions in order to comply with all applicable Antitrust Laws and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto. All filing fees payable in connection with the notifications, filings, registrations, submissions or other materials contemplated by this Section 5.05 shall be paid entirely by Parent. Subject to the Confidentiality Agreement and applicable Laws, the parties to this Agreement shall, and Parent shall cause its Affiliates to, coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the HSR Act and any applicable Foreign Antitrust Law.

(b) To the extent not prohibited by applicable Law, each party to this Agreement shall promptly notify and furnish the other parties copies of (i) any filing such party or any of its Affiliates submits to any Governmental Authority and (ii) any correspondence or communication between it or any of its Affiliates or any of their respective representatives, on the one hand, and any Governmental Authority, on the other hand, in each case relating to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement (and, in the case of any oral communication, a summary of such communication) and shall consult with and permit the other parties to review in advance any proposed filing and any written or oral communication or correspondence by such party to any Governmental Authority relating to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement, and shall consider in good faith the views of such party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Authority, including the FTC and the DOJ, relating to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement. No party to this Agreement shall agree to, or permit any of its Affiliates or any of its or their respective representatives to, participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.05 or any transaction contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting or discussion.

(c) Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall, and Parent shall cause its Affiliates to, take any and all actions necessary to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal or state law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition, including any Foreign Antitrust Law (collectively “Antitrust Laws”), and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Authority, in each case, to cause the Merger and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date, including (i) promptly complying with or modifying any requests or inquiries for additional information or documentation (including any second request) by any Governmental Authority, (ii) offering, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or other disposition of any and all of the capital stock, assets, rights, products or businesses of Parent and its Affiliates and the Company and its Subsidiaries and any other restrictions on the activities of Parent and its Affiliates and the Company and its Subsidiaries and (iii) contesting, defending and appealing any threatened or pending Litigation or preliminary or permanent injunction or other Order or Law that would adversely affect the ability of any party hereto to consummate, or otherwise delay the consummation of, the transactions contemplated hereby and taking any and all other actions to prevent the entry, enactment or promulgation thereof; provided that Parent and its Subsidiaries shall not be required to take any action that would be materially adverse to Parent and its Subsidiaries and the Company and its Subsidiaries taken as a whole. Notwithstanding the foregoing or anything in this Agreement to the contrary, in no event shall the Company or any of its Affiliates be obligated to commit to take any action pursuant to this Section 5.05, the consummation of which is not conditioned on the consummation of the Closing, or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby.

(d) In the event Parent, the Company or any of the Parent’s Affiliates receives a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws in connection with the transactions contemplated by this Agreement, such party shall promptly comply (and in the case of Parent cause its Affiliates to promptly comply) with such request (i) as provided by Section 7A(e) of the HSR Act or (ii) as otherwise provided under applicable Foreign Antitrust Laws, it being acknowledged and agreed by the parties hereto that time is of the essence. For purposes of this provision, such Persons shall be deemed to have complied with any such request by providing a response that such Person in good faith believes to be in substantial compliance and by certifying in writing to the other parties its prompt, substantial compliance. In the event that any such Person receives a subpoena or civil investigative demand requesting materials and information similar to that usually demanded in a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws, such Person shall promptly comply (and in the case of Parent cause its Affiliates to promptly comply) with such subpoena or civil investigative demand, it being acknowledged by the parties hereto that time is of the essence. In the event the Governmental Authority disputes the adequacy of compliance by any such Person with respect to a second request under the HSR Act or any similar inquiry or request under applicable Foreign Antitrust Laws, subpoena or civil investigative demand, such party shall endeavor (and in the case of Parent cause its Affiliates to endeavor) to satisfy the Governmental Authority so as to minimize any delay in the conduct or resolution of the investigation.

(e) From the date of this Agreement through the date (i) of termination of the required waiting periods under the HSR Act and all applicable Foreign Antitrust Laws and (ii) the Required Parent Consents are obtained, the Parent and its Affiliates shall not take any action that could reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act and such applicable Foreign Antitrust Laws, or the obtaining of the Required Parent Consents from the applicable Governmental Authorities.

(f) The parties acknowledge and agree that the obligations set forth in this Section 5.05 shall be in addition to, and not in limitation of the generality of, the matters set forth in Section 5.03 and Section 5.04.

SECTION 5.06. Access to Information.

(a) Subject to the terms of the Confidentiality Agreement and applicable Laws, during the period from the execution and delivery of this Agreement by the parties hereto through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall permit, and shall cause its Subsidiaries to permit, Parent and its advisors, accountants, attorneys and authorized representatives to have reasonable access, during normal business hours and upon reasonable notice, to the offices, facilities, assets, properties, management-level employees and books and records of the Company and its Subsidiaries, and shall furnish, or cause to be furnished, to Parent, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as Parent shall from time to time reasonably request; provided, that nothing herein shall obligate the Company to produce any such information outside of the ordinary course of business. All access and investigation pursuant to this Section 5.06 shall be coordinated through the Company’s (i) Chief Executive Officer, (ii) Chief Financial Officer, (iii) Executive Vice President of Finance, (iv) Executive Vice President, President, Global Pharmaceuticals, (v) General Counsel or (vi)

any designee thereof and shall be conducted at Parent’s expense and in such a manner as not to unreasonably interfere with the normal operations of the businesses of the Company and its Subsidiaries. Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to (i) jeopardize the attorney-client privilege or other immunity or protection from disclosure of the Company or its Subsidiaries, (ii) contravene any Law, any Contract entered into prior to the date hereof or any other obligation of confidentiality, or (iii) result in the disclosure of competitively sensitive information, provided that the Company or its Subsidiaries, as applicable, will attempt in good faith to make such alternative arrangements as may be reasonably necessary to provide the relevant information in a way that would not risk waiver of such privilege, immunity or protection or contravene such Law or Contract or result in such disclosure. Notwithstanding anything to the contrary contained herein or otherwise, prior to the Closing, Parent shall have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or any of its Subsidiaries without the prior written consent of the Company (which consent shall not be unreasonably withheld). The Company shall have the right to have one or more of its representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.06.

(b) Parent shall, and shall cause the Surviving Corporation to (in each case for so long as controlled by Parent after the Effective Time), preserve and keep the records held by them and the Subsidiaries of the Surviving Corporation relating to the respective businesses of the Company and its Subsidiaries prior to the Effective Time for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall, subject to applicable Law, make such records (or copies) and reasonably appropriate personnel available, during normal business hours and upon reasonable advance notice, as may be reasonably required by any holder of Company Shares in connection with any insurance claims by, Litigation or Tax audits against, governmental investigations of, or compliance with legal requirements by, any holder of Company Shares or any of their respective Affiliates.

(c) The parties agree that the terms of the Confidentiality Agreement are incorporated by reference herein and shall continue in full force and effect until the Closing. Parent and Merger Sub shall hold, and shall cause the Bidders’ Representatives (as defined in the Confidentiality Agreement) to hold, any Evaluation Material (as defined in the Confidentiality Agreement) provided to them in connection with the transactions contemplated by this Agreement in confidence in accordance with the terms of the Confidentiality Agreement. The Company shall hold, and shall cause its representatives to keep, any confidential information relating to Parent or its Affiliates provided to them in connection with the transactions contemplated by this Agreement confidential law, except to the extent disclosure is required by Law.

SECTION 5.07. Public Statements. Except as required by applicable Law or the rules and regulations of any applicable stock exchange, in which event the parties shall consult with each other in advance and provide the non-disclosing party a reasonable opportunity to review and comment thereon, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or representatives without the prior written consent of the other parties hereto; provided, however, that (i) any Affiliate of a holder of Company Shares may disclose the transactions contemplated by this Agreement and any material term hereof to its investors and potential investors in the ordinary course of business and (ii) nothing in this Section 5.07 shall prohibit any disclosure required under the Credit Agreements or the Indenture.

SECTION 5.08. Indemnification of Directors and Officers.

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), now existing in favor of the current or former directors, officers, or employees, as the case may be, (each, a “D&O Indemnified Person”) of the Company or its Subsidiaries as provided in their respective certificate of incorporation, by-laws, or other equivalent governing documents or in any agreement shall survive the Merger and shall continue in full force and effect. For a period of at least six (6) years after the Effective Time, (i) Parent shall not, and shall not permit the Surviving Corporation or any of its Subsidiaries to, amend, repeal or modify any provision in the Surviving Corporation’s or any of its Subsidiaries’ certificate of incorporation, by-laws or other equivalent governing documents relating to the exculpation, indemnification or advancement of expenses of any D&O Indemnified Person with respect to acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), unless and only to the extent required by Law, it being the intent of the parties that all such D&O Indemnified Persons shall continue to be entitled to such exculpation, indemnification and advancement of expenses to the fullest extent permitted by applicable Law and that no change, modification or amendment of such documents or arrangements may be made that will adversely affect any such Person’s right thereto without the prior written consent of that Person and (ii) Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, maintain any indemnification agreements of the Company and its Subsidiaries with any D&O Indemnified Person.

(b) In addition to the other rights provided for in this Section 5.08 and not in limitation thereof, from and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries (each, a “D&O Indemnifying Party”) to, to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless (and exculpate and release from any liability to Parent or the Surviving Corporation or any of its Subsidiaries) the D&O Indemnified Persons against all D&O Expenses (as defined below) and all losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (“D&O Losses”) in respect of any threatened, pending or completed claim, action, inquiry, suit, proceeding or judgment, whether criminal, civil, administrative or investigative, based on, arising out of, relating to or in connection with the fact that such Person is or was a director, officer, employee or other fiduciary of the Company or any of its Subsidiaries or of any other entity arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Effective Time (including in respect of acts or omissions in connection with this Agreement and the transactions contemplated hereby) (a “D&O Indemnifiable Claim”) and (ii) advance, unconditionally and interest-free, to such D&O Indemnified Persons all D&O

Expenses incurred in connection with any D&O Indemnifiable Claim (including in circumstances where the D&O Indemnifying Party is otherwise entitled to assume the defense of such claim and has assumed such defense) promptly after receipt of statements therefor. Advance payment of D&O Expenses in connection with any D&O Indemnifiable Claims shall continue until such D&O Indemnifiable Claim is disposed of or all judgments, orders, decrees or other rulings in connection with such D&O Indemnifiable Claim become final and nonappealable and are fully and finally satisfied. For the purposes of this Section 5.08(b), “D&O Expenses” shall include attorneys’ fees, expert fees, arbitrator and mediator fees, and all other costs, charges and expenses paid or incurred in connection with investigating, defending, being a witness in or otherwise participating in (including on appeal), or preparing to defend, to be a witness in or participate in, any D&O Indemnifiable Claim, but shall exclude losses, claims, damages, judgments, fines, penalties and amounts paid in settlement (which items are included in the definition of D&O Losses).

(c) Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for, at Parent’s expense, “tail” insurance policies with a claims period of at least six (6) years from and after the Effective Time, from an insurance carrier with, to the extent reasonably available, the same or better credit ratings as the Company’s current insurance carrier with respect to officers’ and directors’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as the Company’s existing D&O Insurance with respect to matters arising out of or relating to acts or omissions occurring or existing (or alleged to have occurred or existed) at, prior to or after the Effective Time (including in connection with this Agreement and the transactions contemplated hereby), and Parent shall cause the Surviving Corporation to maintain such D&O Insurance in full force and effect for its full term. If the Parent and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Parent shall, or shall cause the Surviving Corporation to, continue to maintain in effect the Company’s existing D&O Insurance, at no expense to the beneficiaries, for a period of at least six (6) years from and after the Effective Time, for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as provided in the Company’s existing D&O Insurance as of the date of this Agreement, or, if such insurance is unavailable, Parent shall, or shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as provided in the Company’s existing D&O Insurance as of the date of this Agreement. Notwithstanding the foregoing, in no event shall the Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such D&O Insurance; provided that if the annual premiums of such coverage exceed such amount, Parent or the Surviving Corporation, as the case may be, shall obtain a policy with the greatest coverage available for a cost not exceeding such amount for such six-year period from an insurance carrier with, to the extent reasonably available, the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and levels of coverage (including as coverage relates to deductibles and exclusions) at least as favorable as provided in the Company’s existing policies as of the date of this Agreement.

(d) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys 50% or more of its properties and other assets to any Person (including by liquidation, dissolution, assignment for the benefit of creditors or similar action), then, and in each such case, Parent or the Surviving Corporation, as the case may be, shall cause proper provision to be made so that the applicable successors and assigns or transferees expressly assume the obligations set forth in this Section 5.08.

(e) Each of the Parent and the Surviving Corporation shall be a full indemnitor of first resort, shall be required to advance the full amount of all D&O Expenses incurred by a D&O Indemnified Person and shall be liable for the full amount of all D&O Losses to the extent legally permitted and as required, without regard to any rights a D&O Indemnified Person may have against Sponsor or any other holder of Company Shares or any of their respective Affiliates or otherwise or any insurer providing insurance coverage under an insurance policy issued to Sponsor or any other holder of Company Shares or any of their respective Affiliates.

(f) Notwithstanding anything to the contrary contained herein or otherwise, the rights and benefits of the D&O Indemnified Persons under this Section 5.08 shall not be terminated or modified in any manner as to adversely affect any D&O Indemnified Person without the prior written consent of such D&O Indemnified Person. The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each D&O Indemnified Person referred to in Section 5.08(a), his or her heirs and his or her executors, administrators and personal representatives, each of whom is an intended third-party beneficiary of this Section 5.08, and are in addition to, and not in substitution for, any other rights, including rights to indemnification or contribution that any such Person may have by Contract or otherwise. The provisions of this Section 5.08 shall survive the consummation of the Merger.

SECTION 5.09. Employee Benefits.

(a) During the period commencing at the Closing and ending on the first anniversary of the Closing Date, Parent shall, or shall cause the Surviving Corporation to provide each continuing employee of the Company or its Subsidiaries with compensation (other than equity compensation), benefits, perquisites and other terms and conditions of employment that are substantially similar in the aggregate to the compensation (other than equity compensation), benefits, perquisites and other terms and conditions of employment that he or she was eligible to receive immediately prior to the Closing Date.

(b) From and after the Closing, Parent shall, or shall cause the Surviving Corporation to, continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of Company and its Subsidiaries, as of the Closing arising under the terms of, or in connection with, any Plan in accordance with the terms thereof (including terms permitting the termination or amendment thereof).

(c) For purposes of eligibility, vesting, benefit accrual (other than benefit accrual under a defined benefit pension plan or retiree medical plan) and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective subsidiaries in which employees are eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Corporation shall credit each employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar Plan, except where such crediting would result in duplication of benefits. Parent Plans shall not deny employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Plans immediately prior to the Closing and shall credit such employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in satisfying any deductibles and out-of-pocket expenses in the applicable plan year to which such deductibles and out-of-pocket expenses relate.

(d) After the execution of this Agreement and in connection with the consummation of the transactions contemplated by this Agreement, in consultation with Parent, the Company and its Subsidiaries will provide any required notice to, or engage in any required consultation with, any labor union, works council or other labor organization, pursuant to any collective bargaining agreement, works council agreement or similar Contract with any labor organization or employee association to which the Company or its Subsidiaries is a party to or bound by or pursuant to applicable Laws.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 5.09 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including any employee, former employee or any participant or any beneficiary thereof in any Plan or Parent Plan, or (ii) in consultation with Parent, to continued employment with the Company, any of its Subsidiaries, Parent or the Surviving Corporation. After the Effective Time, nothing contained in this Section 5.09 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Company, any of its Subsidiaries, Parent or the Surviving Corporation nor shall it interfere with Parent’s, the Surviving Corporation’s or any of the Surviving Corporation’s Subsidiaries’ right to amend, modify or terminate any Plan (subject to the foregoing provisions of this Section 5.09) or to terminate the employment of any employee of the Company or its Subsidiaries for any reason, provided that the Surviving Corporation and its Subsidiaries shall be subject to the provisions of Section 5.09(a).

(f) As soon as reasonably practicable following the date of this Agreement, but in no event later than five (5) days prior to the Closing Date, the Company will submit to a stockholder vote (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any individual who is or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section

280G(b)(2) of the Code), in a manner reasonably designed to cause the payments and benefits that would otherwise constitute a “parachute payment” be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code.

SECTION 5.10. Termination of Affiliate Arrangements. All Contracts between the Company or a Subsidiary of the Company, on the one hand, and any of their respective Affiliates, on the other hand, other than (a) the Contracts listed on Schedule 5.09(d), (b) Contracts referred to in Section 5.08 and (c) Contracts solely between the Company and one or more of its Subsidiaries or between or among its Subsidiaries, shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied (except to the extent that any such agreement contains provisions which provide for the survival of such provisions following the termination of such agreement, in which case such provisions shall survive such termination in accordance with their respective terms).

SECTION 5.11. Financing Assistance; Repayment of Debt.

(a) From and after the date of this Agreement, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VII, the Company shall, and the Company shall cause each of its Subsidiaries and each of its and their representatives to, use its respective reasonable best efforts to provide all cooperation that is necessary, customary or advisable and reasonably requested by Parent to assist Parent in the arrangement of any Debt Financing or any Rule 144A bond financing undertaken in replacement of all or a portion of such Debt Financing (the “Bond Financing” and, together with the Debt Financing, the “Financing”) for the purposes of financing the Aggregate Purchase Price, any repayment or refinancing of debt contemplated by this Agreement or required in connection with the transactions contemplated hereby and any other amounts required to be paid in connection with the consummation of the transactions contemplated hereby and all related fees and expenses of Parent and Merger Sub (it being acknowledged and agreed by Parent and Merger Sub that the receipt of such Financing is not a condition to the consummation of the Merger or any of the other transactions contemplated by this Agreement), including (A) participating in a reasonable number of meetings, road shows, rating agency sessions and drafting sessions, and participating in reasonable and customary due diligence, (B) furnishing the financial institutions providing or arranging the Debt Financing and the Bond Financing (the “Financing Sources”) with such financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested to consummate the Debt Financing and the Bond Financing, including all financial statements and financial data of the type required in a Bond Financing by Parent by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements pursuant to Rule 144A promulgated under the Securities Act (which, for the avoidance of doubt, shall not include information regarding the Company and its Subsidiaries required by Items 3-09, 3-10 and 3-16 of Regulation S-X and Item 402(b) of Regulation S-K) (collectively, the “Required Information”), (C) assisting Parent and the Financing Sources in the preparation of (1) offering documents for the Debt Financing and the Bond Financing and (2) materials for rating agency presentations, bank confidential information memoranda, business projections and similar documents in connection with the Debt Financing and the Bond Financing, (D) reasonably cooperating with the marketing efforts for any portion of the Debt Financing and the Bond Financing and (E) using its reasonable efforts to cause its independent accountants to provide assistance and cooperation in the Debt Financing and the Bond Financing, including (1) participating in a reasonable number of drafting sessions and accounting due diligence sessions, (2) providing any necessary customary consents to use their audit reports relating to the Company and (3) providing any necessary customary “comfort letters,” (F) executing and delivering customary definitive financing documents to the extent reasonably requested by Parent and otherwise facilitating the pledging of collateral reasonably necessary to secure the Debt Financing or the Bond Financing; provided that the effectiveness of any definitive documentation executed by the Company or any of its Subsidiaries shall be subject to the consummation of the Merger and (G) furnishing Parent and any Financing Sources promptly, and in any event at least five days prior to the Closing Date, with all documentation and other information required by any Governmental Authority with respect to the Debt Financing and the Bond Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act of 2001, as amended. Nothing herein shall require such cooperation to the extent it would (A) unreasonably disrupt the conduct of the business or operations of the Company or its Subsidiaries, (B) require the Company or any of its Subsidiaries to agree to pay any fees, reimburse any expenses or otherwise incur any liability or give any indemnities prior to the Effective Time or (C) require the Company or any of its Subsidiaries to take any action that would reasonably be expected to conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, the certificate of incorporation or by-laws or other comparable organizational documents of the Company or any of its Subsidiaries, any applicable Laws, the Credit Agreements or any Contract. In furtherance of and without limitation to the immediately preceding sentence, nothing herein shall require the Company or any of its Subsidiaries to, prior to the Effective Time, enter into any agreement (or require their respective boards of directors or equivalent governing bodies to approve any such agreement) in connection with the Financing. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries or their respective representatives in connection with the Financing and shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith (other than (x) arising from fraud, intentional misrepresentation, misstatements or omissions on the part of the Company or its Affiliates or (y) written historical information of the type prepared by the Company or its Affiliates in the ordinary course of business that is provided by the Company or any of its Affiliates). This Section 5.11(a) shall not apply to, or require the Company or any of its Subsidiaries to take any action in connection with, the matters addressed in Section 5.12, which matters are governed exclusively by such section.

(b) The Company shall deliver to Parent a copy of a payoff letter in form and substance reasonably satisfactory to Parent (the “Debt Payoff Letter”) (subject to delivery of funds as arranged by Parent as contemplated by Section 2.14(c)), specifying the aggregate amount required to be paid to fully satisfy all obligations (including principal, interest fees, expenses and other amounts payable under the Credit Agreements) that will be outstanding as of the Closing under the Credit Agreements and providing for the release of all Liens and other security over the properties and assets of the Company and its Subsidiaries securing all such obligations (subject to delivery of funds as arranged by Parent as contemplated by Section 2.14(c)).

SECTION 5.12. Treatment of Senior Notes.

(a) The Company shall, and shall cause each of its Subsidiaries to, use its commercially reasonable efforts to commence, as promptly as reasonably practicable, at Parent’s expense, after the receipt of a written request from Parent to do so, tender offers to purchase, and any related consent solicitations with respect to, the Senior Notes on such terms and conditions as specified by Parent and in compliance with all applicable terms and conditions of the Indenture (collectively, the “Debt Offers”); provided that (i) the provisions of Sections 5.12(d) and 5.12(e) shall have been satisfied, and shall continue to be satisfied, in all respects, (ii) Parent shall have provided the Company with the offer to purchase, related letter of transmittal, and other related documents (collectively, the “Offer Documents”) and (iii) the closing of the Debt Offers shall be conditioned on the Closing and shall otherwise comply with all applicable Laws and SEC rules and regulations. The terms and conditions specified by Parent for the Debt Offers shall be only such terms and conditions as are customarily included in offers to purchase debt securities similar to the Senior Notes and in similar situations and shall otherwise be in compliance with all applicable Laws and the terms and conditions of the Indenture. Nothing in this Section 5.12 or in any other provision of this Agreement shall require the Company or any of its Affiliates to purchase, or accept for purchase, any Senior Notes tendered or otherwise submitted for payment prior to the Effective Time. The parties hereto shall, and shall cause their respective Subsidiaries to, and shall use their respective commercially reasonable efforts to cause their respective representatives to, provide cooperation reasonably requested by the other in connection with the Debt Offers.

(b) Subject to Sections 5.12(d) and 5.12(e), if requested by Parent in writing, in lieu of commencing a Debt Offer for the Senior Notes (or in addition thereto) pursuant to Section 5.12(a), the Company shall, to the extent permitted by the Indenture (i) issue a notice of optional redemption (the “Redemption Notice”) for all of the outstanding principal amount of the Senior Notes pursuant to the requisite provisions of the Indenture or (ii) take actions reasonably requested by Parent that are reasonably necessary for the satisfaction, discharge and/or defeasance of the Senior Notes pursuant to the applicable provisions of the Indenture, and shall redeem or satisfy, discharge and/or defease, as applicable, such Senior Notes at the Closing in accordance with the terms of the Indenture (the “Debt Redemption”); provided that to the extent that any action described in clause (i) or (ii) can be conditioned on the occurrence of the Closing, it will be so conditioned, and, prior to the Company being required to take any of the actions described in clause (i) or (ii) above, Parent shall deposit with the trustee under the Indenture cash or cash equivalents sufficient to effect such redemption, satisfaction, discharge and/or defeasance (and in the event of any loss with respect to the funds deposited with the trustee Parent shall deposit additional funds sufficient to satisfy such redemption, satisfaction, discharge and/or defeasance, as applicable). The parties hereto shall, shall cause their respective Subsidiaries to, and shall use their respective commercially reasonable efforts to cause their respective representatives to, provide cooperation reasonably requested by the other in connection with the Debt Redemption.

(c) In the event that the Company commences a Debt Offer, the Company covenants and agrees that, promptly following any related consent solicitation expiration date, assuming the requisite consents are received, each of the Company and its applicable Subsidiaries as is necessary shall (and shall use their commercially reasonable efforts to cause the applicable trustee to) execute a supplemental indenture to the Indenture, which shall implement the amendments described in the Offer Documents, subject to the terms and conditions of this Agreement (including the conditions to the Debt Offers); provided, however, that in no event shall the Company, any of its Subsidiaries or any of their respective officers, directors or other representatives, have any obligation to authorize, adopt or execute any supplemental indenture or other agreement that would become effective prior to the Closing. Concurrently with the Closing, Parent shall cause the Surviving Corporation to accept for payment and thereafter promptly pay for, any Senior Notes that have been validly tendered pursuant to and in accordance with the Debt Offers and not properly withdrawn using funds provided by Parent.

(d) Parent shall prepare all necessary and appropriate documentation in connection with any Debt Offers and Debt Redemptions, including the Offer Documents and the Redemption Notice, as applicable. The parties hereto shall, and shall cause their respective Subsidiaries to, reasonably cooperate with each other in the preparation of any Offer Documents and Redemption Notices. The Company shall, to the extent requested, keep Parent reasonably informed regarding the status, results and timing of the Debt Offers. The Offer Documents (including all amendments or supplements thereto) and all mailings to the holders of the Senior Notes in connection with any Debt Offers and Debt Redemptions shall be subject to the prior review of, and comment by, the Company and its legal counsel, and shall be reasonably acceptable to them. If, at any time prior to the completion of the Debt Offers, the Company or any of its Subsidiaries, on the one hand, or Parent or any of its Subsidiaries, on the other hand, discovers any information that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, such party that discovers such information shall use commercially reasonable efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Company or its Subsidiaries to the holders of the Senior Notes. Notwithstanding anything to the contrary in this Section 5.12(d), the Company shall, and shall cause its Subsidiaries to, comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended, and any other Law to the extent applicable in connection with the Debt Offers and such compliance will not be deemed a breach hereof.

(e) In connection with any Debt Offer and any Debt Redemption, Parent may select one or more dealer managers, information agents, depositaries and other agents, in each case as shall be reasonably acceptable to the Company, to provide assistance in connection therewith and the Company shall, and shall cause its Subsidiaries to, enter into customary agreements with such parties so selected; provided, that neither the Company nor any of its Subsidiaries shall be required to indemnify, defend or hold harmless, or pay the fees or reimburse the costs and expenses of, any such party, which indemnification, fee and reimbursement obligations shall be borne by Parent pursuant to separate agreements with such parties to which neither the Company nor any of its Subsidiaries shall be a party or have any obligations under. Parent shall reimburse the Company and its Subsidiaries for all of their reasonable costs and expenses incurred in connection with any Debt Offers or any Debt Redemptions promptly following the incurrence thereof. Parent shall indemnify, defend and hold harmless the Company, its Subsidiaries and each of their respective Affiliates, and other Person that would be a Non-Recourse Party of any of the foregoing, from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (excluding, to the extent previously reimbursed, the costs and expenses referred to in the immediately preceding sentence) suffered or incurred by any such Person, or to which any such Person may become subject, that arise out of, or is in any way in connection with, the Debt Offers, Debt Redemption, or any actions taken or not taken by the Company, or taken at the request of Parent, pursuant to this Section 5.12 or the transactions contemplated hereby. Nothing in this Section 5.12 shall require the Company to take, or cause any other Person to take, any action that is not permitted by the Indenture (or any other Contract to which the Company or any of its Subsidiaries is a party) or applicable Law.

SECTION 5.13. Transfer Taxes. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Merger, if any, shall be paid by Parent when due, whether levied on Parent, the Company, the Surviving Corporation, any Subsidiary of the Company or any holder of Company Shares, and Parent shall file all necessary Tax Returns and other documentation with respect to any such Transfer Taxes.

SECTION 5.14. Assumption of Regulatory Obligations. From and after the Closing Date, Parent shall be solely responsible for obtaining and maintaining all Permits, waivers and approvals regarding the business of the Surviving Corporation and its Subsidiaries, as well as all ongoing regulatory compliance relating thereto.

SECTION 5.15. Stockholder Consent. Promptly (and in event within one (1) Business Day) following the execution and delivery of this Agreement, the Company shall deliver to Parent a copy of an irrevocable written consent of the Sponsor representing not less than 90% of the outstanding Company Shares, evidencing the adoption of this Agreement and the transactions contemplated hereby with respect to such Shares held by the Sponsor (the “Sponsor Consent”).

SECTION 5.16. Drag-Along Rights. The Company shall, or shall cause the Sponsor to, use commercially reasonable efforts to, as applicable (i) exercise as promptly as reasonably practicable following the execution and delivery of this Agreement its rights under the Prism Shareholders Agreement to cause to be delivered to the Company prior to the Closing Date a written stockholder consent (or proxy, if applicable) adopting (or authorizing the proxy to adopt, if applicable) this Agreement and the transactions contemplated hereby from each other holder of Company Shares who is a party to the Prism Shareholders Agreement and who has not already delivered such a consent (or proxy, if applicable) and (ii) exercise as promptly as reasonably practicable following the execution and delivery of this Agreement its rights under the Management Shareholders Agreements to cause to be delivered to the Company prior to the Closing Date a written stockholder consent adopting this Agreement and the transactions contemplated hereby from each holder of Company Shares who is a party to a Management Shareholders Agreement and who has not already delivered such a consent; provided, however, that in exercising such rights neither the Company, the Sponsor nor any of their respective Affiliates shall be required to assert any claim against, or file or otherwise commence or pursue, any action, litigation or other proceeding against, any holder of Company Shares or any of such holder’s Affiliates; provided, further, that Parent and Merger Sub acknowledge and agree that the Closing shall not be conditioned on the Company delivering any written stockholder consent from the holders of Company Shares, other than the Sponsor Consent. The Company shall deliver to Parent copies of any written stockholder consents received by, or for which a proxy is exercised by, the Company or the Sponsor prior to the Closing as contemplated by this Section 5.16.

SECTION 5.17. Alternative Transactions. Company shall, and shall cause its Affiliates and its and their representatives to (A), immediately cease (i) any and all discussions or negotiations with any Person (other than Parent) regarding an Acquisition Proposal; (ii) furnishing to any Person (other than Parent) any information with respect to an Acquisition Proposal; and (iii) cooperating with, assisting in, participating in, facilitating or encouraging an Acquisition Proposal and (B) withdraw the Company’s Registration Statement and immediately cease to take any actions in furtherance of a public offering of capital stock of the Company. Until such time, if any, as this Agreement is terminated pursuant to the terms hereof, the Company agrees that neither it nor any of its Affiliates nor any of the officers and directors of it or its Affiliates shall, and that it shall cause its and its Affiliates’ representatives (including stockholders of the Company and its Subsidiaries) not to, directly or indirectly, (A) initiate, solicit, knowingly encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal; or (B) engage in any negotiations concerning, or enter into any agreement regarding, an Acquisition Proposal or otherwise facilitate an Acquisition Proposal.

SECTION 5.18. Advice of Changes. From and after the date hereof and until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall promptly notify Parent in writing of any event of which it or any Subsidiary gains Knowledge after the date hereof that will result in any of the conditions set forth in Section 6.02(a) or (b) becoming incapable of being satisfied; provided that the failure to give such notice shall not be taken into account in determining whether the conditions set forth in Section 6.02(a) or (b) have been satisfied.

ARTICLE VI

CONDITIONS TO CLOSING

SECTION 6.01. Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing of each of the following conditions:

(a) No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no Law shall have been enacted or promulgated by any Governmental Authority which makes the consummation of the transactions contemplated hereby illegal.

(b) Antitrust Laws. (i) Any applicable waiting period under the HSR Act shall have expired or been terminated and (ii) any filings, notifications or notices, and any approval or waiting period with respect to those jurisdictions that (x) are determined by agreement between antitrust counsel for Parent and the Company to be required under the laws of the applicable jurisdictions and (y) provide for criminal sanctions or sanctions that would have a Material Adverse Effect, shall have been made, obtained or terminated or shall have expired, as applicable.

(c) Stockholder Consent. The Sponsor Consent shall have been executed and delivered to the Company in accordance with the terms of Section 5.15.

SECTION 6.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties of the Company. The representations and warranties of the Company (i) set forth in the first four sentences of Section 3.05(a) shall be true and correct except for de minimis inaccuracies as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), (ii) set forth in the first sentence of Section 3.01(a), Section 3.02 and Section 3.21 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) set forth in this Agreement other than those Sections specifically identified in clauses (i) and (ii) of this Section 6.02(a), without giving effect to any materiality or “Material Adverse Effect” qualifications therein (except that the word “Material” in the defined term “Material Contract” and the qualification as to Material Adverse Effect contained in Section 3.04, shall not be disregarded for any of such purposes), shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Performance. The Company shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Sections 6.02(a) and (b).

(d) Tax Certificate. Immediately prior to Closing, the Company shall have delivered to parent a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, establishing that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and has not been such a United States real property holding corporation within the five year period ending on the Closing Date; provided, however, that if such certificate has not been provided to Parent prior to Closing, Parent may proceed with the Closing and withhold from any consideration otherwise payable under this agreement such amounts that are required to be deducted and withheld under Section 1445 of the Code and the United States Treasury Regulations promulgated thereunder.

(e) Absence of a Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance, development, event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 6.03. Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction or, to the extent permitted, waiver in writing at or prior to the Closing of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained herein without giving effect to any materiality or “Parent Material Adverse Effect” qualification shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect.

(b) Performance. Parent and Merger Sub shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement to be performed or complied with by the Parent or Merger Sub, as the case may be, on or prior to the Closing Date.

(c) Officer’s Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Parent and Merger Sub, certifying to the satisfaction of the conditions set forth in Sections 6.03(a) and (b) hereof.

SECTION 6.04. Waiver of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing.

SECTION 6.05. Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to cause the Closing to occur, as required by Section 5.03, or to satisfy its obligations under Section 5.04 or Section 5.05.

ARTICLE VII

SURVIVAL; TERMINATION

SECTION 7.01. Survival. The parties, intending to modify any applicable statute of limitations, agree that (a)(i) the representations and warranties in this Agreement and in any certificate delivered pursuant hereto and (ii) the covenants in this Agreement only requiring performance prior to the Closing shall, in each case, terminate effective as of the Closing and shall not survive the Closing for any purpose, and thereafter there shall be no liability on the part of, nor shall any claim be made by, any party or any party’s Affiliates in respect thereof and (b) the covenants in this Agreement that contemplate performance after the Closing or expressly by their terms survive the Closing shall survive the Closing in accordance with their respective terms.

SECTION 7.02. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) by mutual written agreement of the Company and Parent;

(b) by either Parent or the Company at any time after 5:00 pm New York time on the sixth-month anniversary of the date hereof (the “Termination Date”), if the Closing shall not have occurred on or prior to such date; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.02(b) if such party’s failure to fulfill in any material respect any covenants or agreements of such party set forth in this Agreement has been the proximate cause of or contributed to the failure of the Effective Time to occur prior to the Termination Date;

(c) by the Company or Parent, if any restraint or Law of the type set forth in Section 6.01(a) permanently prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable;

(d) by Parent, if any representation or warranty of the Company set forth in Article III shall be or shall have become inaccurate or the Company shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.02(a) or Section 6.02(b), and which inaccuracy, breach or failure to perform cannot be cured by the Company or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by the Company of notice in writing from Parent specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.02(d) if either Parent or Merger Sub is then in breach of this Agreement such that any of the conditions to closing set forth in Section 6.01 or Section 6.03 (other than any condition that requires the delivery of a document or certificate or the taking of any action at the Closing) would not then be satisfied;

(e) by the Company, if any representation or warranty of Parent or Merger Sub set forth in Article IV shall be or shall have become inaccurate or Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform would give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b), and which inaccuracy, breach or failure to perform cannot be cured by Parent or Merger Sub, as the case may be, or, if capable of being cured, shall not have been cured prior to the earlier of (i) the Business Day prior to the Termination Date and (ii) the date that is thirty (30) calendar days after receipt by Parent of notice in writing from the Company specifying the nature of such inaccuracy, breach or failure to perform and requesting that it be cured; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.02(e) if it is then in breach of this Agreement such that any of the conditions to closing set forth in Section 6.01 or Section 6.02 (other than any condition that requires the delivery of a document or certificate or the taking of any action at the Closing) would not then be satisfied; or

(f) by Parent, if the closing condition set forth in Section 6.01(c) shall not have been satisfied within one (1) Business Day following the execution and delivery of this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.02(f) must be exercised, if exercisable, by the end of the fifth (5th) Business Day following the execution and delivery of this Agreement.

The party desiring to terminate this Agreement pursuant to any of clause (b), (c), (d), (e) or (f) of this Section 7.02 shall give written notice of such termination to the other party in accordance with Section 8.01 specifying the provision or provisions hereof pursuant to which such termination is effected.

SECTION 7.03. Effect of Termination; Etc.

(a) In the event of the termination of this Agreement in accordance with Section 7.02, (i) this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, except that this Section 7.03 and Section 5.07, the indemnification and reimbursement obligations of Parent under Section 5.11(a) and Section 5.12(e), Article VIII (other than Section 8.17), and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties, and (ii) subject to the terms and conditions of the surviving provisions of this Agreement, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or of their respective Affiliates or other equityholders. Notwithstanding the immediately preceding sentence of this Section 7.03(a), termination of this Agreement pursuant to Section 7.02 shall not release any party hereto from any liability (x) pursuant to the sections specified in this Section 7.03(a) that survive such termination or (y) except as expressly provided in any of the provisions that survive such termination, for any Intentional Breach by a party of its representations, warranties, covenants or agreements that occurred prior to such termination.

(b) Notwithstanding anything to the contrary contained herein or otherwise, if a court has determined to grant an award of damages in connection with any breach by Parent and/or Merger Sub of the terms or conditions set forth in this Agreement, the Company may, on behalf of the holders of Company Shares, enforce such award and accept damages for such breach, and Parent and Merger Sub agree that such damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall, in addition to any damage to the Company and its Subsidiaries, include the benefit of the bargain lost by the holders of Company Shares (taking into consideration all relevant matters, including the loss of the expected premium, other combination opportunities and the time value of money).

(c) The parties acknowledge that the agreements contained in this Section 7.03 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.

(d) If this Agreement is terminated pursuant to Section 7.02 hereof all confidential information received by the parties shall be treated in accordance with the Confidentiality Agreement.

(e) “Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant, an action or omission (including a failure to cure circumstances) taken or omitted to be taken that the breaching Person intentionally takes (or fails to take) and knows (or should reasonably have known) would, or would reasonably be expected to, cause a material breach of such representation, warranty, agreement or covenant.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.01. Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Person for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service (with signed confirmation of receipt), or if sent by facsimile or email, provided that the facsimile or email is promptly followed by a confirmation copy delivered by registered or certified mail or by a national courier service, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To the Company:

Bausch & Lomb Holdings Incorporated

One Bausch & Lomb Place

Rochester, New York 14604

Facsimile: (585) 338-8706

Attention: A. Robert D. Bailey

Email: bob.bailey@bausch.com

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Facsimile: (212) 225-3999

Attention: Robert P. Davis and David Leinwand

Email: rdavis@cgsh.com

 dleinwand@cgsh.com

To Parent, Parent Holdco, Merger Sub or the Surviving Corporation:

Valeant Pharmaceuticals International, Inc.

700 Route 202/206 North

Bridgewater, NJ 08807

Facsimile: (949) 315-3590

Attention: Chief Executive Officer

with a copy to:

Attention: General Counsel

Facsimile: (949) 271-3796

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile: (212) 735-2000

Attention: Stephen F. Arcano, Esq.

Marie L. Gibson, Esq.

Jeffrey A. Brill, Esq.

Email: Stephen.Arcano@skadden.com

Marie.Gibson@skadden.com

Jeffrey.Brill@skadden.com

Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next business day delivery, or (iii) the Business Day received, if sent by facsimile, email or any other permitted method (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day). Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 8.02. Amendment/Waiver, Etc. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement, by Parent, Merger Sub and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

SECTION 8.03. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect, except that Parent or Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Merger Agreement to any wholly owned U.S. corporate Subsidiary of Parent, but no such assignment shall relieve Parent or Merger Sub of any of their obligations hereunder. The Company shall become a member of a U.S. consolidated tax group, the common parent of which is a U.S. corporation that is not the Company or any Subsidiary thereof and Parent has no current plan or intention to transfer any of the shares of the Company to a person other than a U.S. corporation that is a member of the same U.S. consolidated group in which Parent is a member.

SECTION 8.04. Entire Agreement. This Agreement (including all Schedules and Exhibits hereto and the Sponsors Agreement) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which shall remain in full force and effect for the term provided for therein.

SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

SECTION 8.06. Fulfillment of Obligations. Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

SECTION 8.07. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, other than the provisions of (a) Section 2.02, Section 2.07 and Section 2.14, to the extent they apply to holders of the Company Shares, which holders shall be express third party beneficiaries of, and shall be entitled to rely on, such sections, (b) Section 2.08 and Section 2.14, to the extent they apply to holders of Options, which holders shall be express third party beneficiaries of, and shall be entitled to rely on, such sections, (c) Section 5.06(b) and Section 5.13, to the extent they apply to holders of the Company Shares and their Affiliates, which holders and Affiliates shall be express third party beneficiaries of, and shall be entitled to rely on, such sections, (d) Section 5.08, to the extent its applies to D&O Indemnified Persons (including the successors, assigns, heirs, executors, administrators and personal representatives of such D&O Indemnified Persons), which D&O Indemnified Persons shall be express third party beneficiaries of, and shall be entitled to rely on, such section, (e) Section 8.15 and Section 8.20, to the extent they apply to Non-Recourse Parties or Released Parties, respectively, which Non-Recourse Parties and Released Parties shall be express third party beneficiaries of, and shall be entitled to rely on, such respective sections, (f) Section 8.17, to the extent it applies to Cleary Gottlieb Steen & Hamilton, LLP (“Cleary Gottlieb”), who shall be an express third party beneficiary of, and shall be entitled to rely on, such section, (g) Section 5.12(e), to the extent it applies to Non-Recourse Parties or Affiliates of the Company and its Subsidiaries, respectively, which Non-Recourse Parties and Affiliates shall be express third party beneficiaries of, and shall be entitled to rely on, such section, and (h) except that the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, agents, employees or other representatives shall be third party beneficiaries of and shall be entitled to rely on this Section 8.07(h) and Section 8.09 and shall have the right to consent to any modification of this Section 8.07(h) and Section 8.09 to the extent such modification directly affects their interests, express or implied, is intended to confer upon any Person other than Parent, Merger Sub, the Company, its Subsidiaries or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, except for the right of the Company, on behalf of the holders of equity interests in the Company, to pursue damages in the event of any breach of this Agreement by Parent or Merger Sub, which right is hereby acknowledged and agreed by Parent and Merger Sub. In addition, after the Closing, the provisions of Article VIII shall be for the benefit of, and shall be enforceable by, the holders of the Company Shares, on their own behalf and on behalf of the Non-Recourse Parties.

SECTION 8.08. Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.

SECTION 8.09. Governing Law/Jurisdiction/Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery in New Castle County and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything herein to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources and their respective current, former or future directors, officers, general or limited partners, stockholders, members, managers, controlling persons, Affiliates, employees, agents or other representatives in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the Bond Financing or the performance thereof, in any forum other than any federal or state court located in the Borough of Manhattan in the City of New York. The parties further agree that any final and nonappealable judgment against any of them in any action, suit or proceeding described in this Section 8.09 shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT (INCLUDING ANY SUCH ACTION THAT MAY RELATE TO THE FINANCING) IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.09(b).

(c) Parent Holdco hereby irrevocably designates Valeant Pharmaceuticals International (in such capacity the “Process Agent”), with an office at c/o CT Corporation, 1209 Orange Street, Wilmington, DE 19801, as its designee, appointee and agent to receive, for and on their respective behalf service of process in such jurisdiction in any legal action or proceedings with respect to this Agreement or any other agreement executed in connection with this Agreement, and such service shall be deemed complete upon delivery thereof to the Process

Agent; provided that, in the case of any such service upon the Process Agent, the party effecting such service shall also deliver a copy thereof to Parent Holdco. Parent Holdco shall take all such action as may be necessary to continue said appointment in full force and effect or to appoint another agent so that the Company will at all times have an agent for service of process for the above purposes in New York, New York. In the event of the transfer of all or substantially all of the assets and business of the Process Agent to any other person or entity by consolidation, merger, sale of assets or otherwise, such other person or entity shall be substituted hereunder for the Process Agent with the same effect as if named herein in place of such Process Agent. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law. Parent Holdco expressly acknowledges that the foregoing waiver is intended to be irrevocable under the laws of the State of New York and of the United States of America.

SECTION 8.10. Counterparts, Etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

SECTION 8.11. Headings, Etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.

SECTION 8.12. Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and, except as otherwise set forth herein, at the expense of the party so requesting, each other party shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.

SECTION 8.13. Remedies.

(a) Except as otherwise provided in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy expressly conferred hereby, and the exercise by a party of any one such remedy will not preclude the exercise of any other such remedy.

(b) The parties understand and agree that the provisions of this Agreement are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any provision of this Agreement, the Company, on the one hand, or Parent or Merger Sub, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such order or injunction, and each party hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Litigation should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.

(c) To the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to enforce specifically any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) Business Day following the resolution of such action, suit or proceeding or (ii) such other time period established by the court presiding over such action, suit or proceeding. The parties acknowledge and agree that any extension of the Termination Date pursuant to this Section 8.13(c) shall be in addition to, and shall not limit or otherwise prejudice, the ability of the Company to extend the Termination Date pursuant to Section 7.02(b).

SECTION 8.14. Knowledge. For purpose of this Agreement, (i) “knowledge” of the Company means the actual knowledge of the persons listed on Schedule 8.14(i) and such additional knowledge as could reasonably be expected to be acquired by any such persons after reasonable inquiry and (ii) “knowledge” of Parent or Merger Sub means the actual knowledge of the persons listed on Schedule 8.14(ii) and such additional knowledge as could reasonably be expected to be acquired by any such persons after reasonable inquiry.

SECTION 8.15. Non-Recourse. Notwithstanding anything to the contrary contained herein or otherwise, this Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, may only be made against the entities and Persons that are expressly identified as parties to this Agreement in their capacities as such, and only with respect to the specific obligations set forth herein with respect to such party, and no former, current or future direct or indirect stockholders, equity holders, controlling persons, portfolio companies, directors, officers, employees, general or limited partners, members, managers, trustees, attorneys, agents, representatives or Affiliates of any party hereto, or any former, current or future direct or indirect stockholder, equity holder, controlling person, portfolio company, director, officer, employee, general or limited partner, member, manager, trustee, attorney, agent, representative or Affiliate of any of the foregoing

(each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim (whether at law or in equity, in tort, contract or otherwise) based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any covenants, representations, warranties or statements (whether written or oral, express or implied) made or alleged to be made in connection herewith. Without limiting the rights of any party against the other parties hereto, in no event shall any party or any Person that would be a Non-Recourse Party of such party seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Non-Recourse Party (including any of the holders of the Company Shares).

SECTION 8.16. Certain Damages and Remedies. Except as otherwise expressly provided in this Agreement, no party shall be liable for any consequential damages, damages based upon loss of revenue, income or profits, loss or diminution in value of assets or securities, loss of opportunity, damages calculated by “multiple of profits” or “multiple of cash flow” or other valuation methodology, or punitive, special, exemplary or indirect damages, in each case in any way arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (whether at law or in equity, and whether in contract or in tort or otherwise). Notwithstanding anything to the contrary contained herein or otherwise, after the Closing, no party may seek to rescind this Agreement or any of the transactions contemplated hereby.

SECTION 8.17. Waiver of Conflicts. Recognizing that Cleary Gottlieb has acted as legal counsel to the Company, its Subsidiaries, certain of the direct and indirect holders of Company Shares and certain of their respective Affiliates prior to date hereof, and that Cleary Gottlieb intends to act as legal counsel to certain of the direct and indirect holders of Company Shares and their respective Affiliates (which will no longer include the Company and its Subsidiaries) after the Closing, each of Parent, Merger Sub and the Company hereby waives, on its own behalf and agrees to cause its Affiliates, the Surviving Corporation and its Subsidiaries to waive, any conflicts that may arise in connection with Cleary Gottlieb representing any direct or indirect holders of the Company Shares or their Affiliates after the Closing as such representation may relate to Parent, Merger Sub, the Company, the Surviving Corporation and its Subsidiaries or the transactions contemplated hereby. In addition, all communications involving attorney-client confidences between direct and indirect holders of Company Shares, the Company and its Subsidiaries and their respective Affiliates, on the one hand, and Cleary Gottlieb, on the other hand, in the course of the negotiation, documentation and consummation of the transactions contemplated hereby shall be deemed to be attorney-client confidences that belong solely to the direct and indirect holders of Company Shares and their respective Affiliates (and not the Company, the Surviving Corporation or their respective Subsidiaries). Accordingly, the Surviving Corporation and its Subsidiaries shall not have access to any such communications or to the files of Cleary Gottlieb Steen relating to such engagement from and after the Effective Time. Without limiting the generality of the foregoing, from and after the Effective Time, (i) the direct and indirect holders of Company Shares and their respective Affiliates (and not the Surviving Corporation and its Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Surviving Corporation or its Subsidiaries shall be a holder thereof, (ii) to the extent that files of Cleary Gottlieb in respect of such engagement constitute property of the client, only the direct and indirect holders of Company Shares and their respective Affiliates (and not the Surviving Corporation and its

Subsidiaries) shall hold such property rights and (iii) Cleary Gottlieb shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Surviving Corporation or any of its Subsidiaries by reason of any attorney-client relationship between Cleary Gottlieb and the Company or any of its Subsidiaries or otherwise.

SECTION 8.18. DISCLAIMER. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE: (a) THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE III, ARE AND SHALL CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES TO PARENT AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND (b) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES REFERRED TO IN CLAUSE (a) ABOVE, NONE OF THE COMPANY, ITS SUBSIDIARIES, ANY NON-RECOURSE PARTY OR ANY OTHER PERSON HAS MADE OR IS MAKING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR OTHERWISE, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III, ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE BUSINESS OR THE ASSETS OF THE COMPANY AND ITS SUBSIDIARIES, ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND MERGER SUB REPRESENT, WARRANT, COVENANT AND AGREE, ON BEHALF OF THEMSELVES AND THEIR RESPECTIVE AFFILIATES, THAT IN DETERMINING TO ENTER INTO AND CONSUMMATE THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, THEY ARE NOT RELYING UPON, AND HAVE NOT BEEN INDUCED BY, ANY REPRESENTATION OR WARRANTY MADE OR PURPORTEDLY MADE BY OR ON BEHALF OF ANY PERSON, OTHER THAN THOSE EXPRESSLY MADE BY THE COMPANY AS SET FORTH IN ARTICLE III, AND THAT PARENT AND MERGER SUB SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES AND THEIR RESPECTIVE ASSETS WITHOUT ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS AND “WITH ALL FAULTS”.

Without limiting the generality of the immediately preceding paragraph, it is understood and agreed by Parent and Merger Sub, on behalf of themselves and their respective Affiliates, that any estimate, projection forecast, plan, budget or other prediction, any data, any financial information or any memoranda or offering materials or presentations, including any memoranda and materials provided by or on behalf of the Company or its Subsidiaries, any direct or indirect holder of Company Shares or any of their respective representatives, are not and shall not be deemed to be or to include representations or warranties, except to the extent explicitly set forth in Article III hereof as a representation and warranty by (and only by) the Company.

SECTION 8.19. Due Diligence Review. Each of Parent and Merger Sub acknowledges, covenants and agrees, on behalf of itself and its Affiliates: (a) that it has completed to its satisfaction its own due diligence investigation, and based thereon, formed its own independent judgment with respect to the Company and its Subsidiaries; (b) that in entering into this Agreement, it has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article III hereof; and (c) that (x) other than the representations and warranties of the Company expressly contained in Article III hereof, no representation or warranty has been or is being made by the Company or any other Person as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub or any of their respective representatives and advisors and (y) there are uncertainties inherent in attempting to make estimates, projections, forecasts, plans, budgets and similar materials and information, each of Parent and Merger Sub is familiar with such uncertainties, each of Parent and Merger Sub is taking full responsibility for making its own evaluations of the adequacy and accuracy of any and all estimates, projections, forecasts, plans, budgets and other materials or information that may have been delivered or made available to it or any of its respective agents or representatives, neither Parent nor Merger Sub has relied or will rely on such information, and neither Parent nor Merger Sub will assert, and each will cause their respective Affiliates not to assert, any claims against the Company (or against its Subsidiaries or the Company Non-Recourse Parties) with respect thereto.

SECTION 8.20. Release. As of the Closing, Parent, on its own behalf and on behalf of the Company and its Subsidiaries and, as of immediately following the Closing, their respective Affiliates (each, together with Parent, a “Releasing Person”), hereby releases and forever discharges each of the holders of Company Shares and their respective Affiliates, successors and assigns, and each other Non-Recourse Party (in each case, solely in their capacities as such) (each, a “Released Person”) from all debts, demands, causes of action, suits, covenants, torts, damages and any and all claims, defenses, offsets, judgments, demands and liabilities whatsoever, of every name and nature, both at Law and in equity, known or unknown, accrued or unaccrued, which have been or could have been asserted against any Released Person, which any Releasing Person has or ever had, which arises out of or in any way relates to events, circumstances or actions occurring, existing or taken prior to or as of the Closing Date in respect of matters relating to the Company and its Subsidiaries; provided that the parties acknowledge and agree that this Section 8.20 does not apply to and shall not constitute a release of any rights or obligations to the extent arising under this Agreement or the Sponsors Agreement.

SECTION 8.21. Interpretation. The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The term “dollars” and character “$” shall mean United States dollars. The term “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them. The term “or” is not exclusive, unless the context otherwise requires. The terms “party”, “parties”, “parties hereto”, “parties to this Agreement” and similar terms, when used in this Agreement, shall refer to Parent, Merger Sub and/or the Company, as applicable, unless the context expressly otherwise requires. The Exhibits, the Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter set forth in any section of any Schedule shall be deemed to be referred to and incorporated in any section to which the information set forth in such Schedule relates, as applicable, and also in all other sections of the Schedules, as applicable, to which such matter’s application or relevance is reasonably apparent on the face of such disclosure. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement. Any reference in this Agreement to gender shall include all genders and the neuter. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any agreement, instrument or statute defined or referred to herein or any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Any agreement referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any specific item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the ordinary course of business for purposes of this Agreement.

SECTION 8.22. Parent Guarantee.

(a) Parent Holdco irrevocably and unconditionally guarantees to the Company the due and punctual performance of the obligations of Parent and Merger Sub hereunder (the “Guaranteed Obligations”) subject to the conditions hereunder. If, for any reason whatsoever, Parent or Merger Sub shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, Parent Holdco will forthwith pay and cause to be paid in lawful currency of the United States, or perform or cause to be performed, the Guaranteed Obligations. Parent Holdco hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Parent or Merger Sub, any right to require the prior disposition of the assets of Parent or Merger Sub to meet their respective obligations, notice, protest and all demands whatsoever.

(b) Parent Holdco is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Parent Holdco has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement. This Agreement has been duly executed and delivered by Parent Holdco and is a valid and binding agreement of Parent Holdco, enforceable against it in accordance with its terms, , except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights or by principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent Holdco hereby makes the representations and warranties set forth in Section 4.05 with respect to itself. Parent Holdco owns indirectly one hundred percent (100%) of the issued and outstanding capital stock of Parent.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed and delivered on its behalf by its officers thereunto duly authorized, all at or on the date and year first above written.

BAUSCH & LOMB HOLDINGS INCORPORATED

By:
Name:
Title:

VALEANT PHARMACEUTICALS INTERNATIONAL

By:
Name:
Title:

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

By:
Name:
Title:

STRATOS MERGER CORP.

By:
Name:
Title:

67